Exhibit 10.1
EXECUTION COPY

AMENDED AND RESTATED
OPERATING AGREEMENT
OF
CLEARWIRE COMMUNICATIONS LLC
Dated as of November 28, 2008

THE LIMITED LIABILITY COMPANY UNITS OF CLEARWIRE COMMUNICATIONS LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING ISSUED IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND THOSE LAWS. THE UNITS MAY BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE STATE SECURITIES LAWS, AND ANY OTHER APPLICABLE SECURITIES LAWS; AND (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED OPERATING AGREEMENT. THE UNITS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH THOSE LAWS AND THIS AMENDED AND RESTATED OPERATING AGREEMENT. THEREFORE, PURCHASERS OF THE UNITS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

i

ii

iii

AMENDED AND RESTATED
OPERATING AGREEMENT
OF
CLEARWIRE COMMUNICATIONS LLC
          This AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) of Clearwire Communications LLC, a Delaware limited liability company (the “LLC”), is made as of the 28th day of November, 2008 (the “Effective Date”), by and among Clearwire Corporation, a Delaware corporation formerly known as New Clearwire Corporation (the “Company”), Sprint HoldCo, LLC, a Delaware limited liability company (“Sprint”), Intel Capital Wireless Investment Corporation 2008A, a Delaware corporation (“Intel 1”), Intel Capital Wireless Investment Corporation 2008B, a Delaware corporation (“Intel 2”), Intel Capital Wireless Investment Corporation 2008C, a Delaware corporation (“Intel 3” and, together with Intel 1 and Intel 2, “Intel”), Comcast Wireless Investment I, Inc., a Delaware corporation (“Comcast I”), Comcast Wireless Investment II, Inc., a Delaware corporation (“Comcast II”), Comcast Wireless Investment III, Inc., a Delaware corporation (“Comcast III”), Comcast Wireless Investment IV, Inc., a Delaware corporation (“Comcast IV”), Comcast Wireless Investment V, Inc., a Delaware corporation (“Comcast V” and, together with Comcast I, Comcast II, Comcast III and Comcast IV, “Comcast”), TWC Wireless Holdings I LLC, a Delaware limited liability company (“TWC I”), TWC Wireless Holdings II LLC, a Delaware limited liability company (“TWC II”), TWC Wireless Holdings III LLC, a Delaware limited liability company (“TWC III” and, together with TWC I and TWC II, “TWC”) and BHN Spectrum Investments, LLC, a Delaware limited liability company a (“BHN”; and, together with Comcast and TWC, the “Strategic Investors”), and solely for purposes of Sections 7.10, 7.11 and 8.8 Eagle River Holdings, LLC, a Washington limited liability company (“Eagle River”), and supersedes in its entirety the Operating Agreement of Clearwire Communications LLC (formerly known as Clearwire Venture LLC) dated as of the 14th day of May, 2008 (the “Original Operating Agreement”).
RECITALS
     A. The parties desire to (i) foster the development of a nationwide wireless broadband network (the “Wireless Broadband Network”); (ii) expedite the commercial availability of wireless broadband services over the Wireless Broadband Network; (iii) enable the offering of a greater depth and breadth of wireless broadband services; and (iv) promote wireless broadband development.
     B. In order to satisfy the foregoing objectives, Sprint Nextel Corporation, a Kansas corporation, Intel Corporation, a Delaware corporation, Comcast Corporation, a Pennsylvania corporation, Time Warner Cable Inc., a Delaware corporation, Bright House Networks, LLC, a Delaware limited liability company, Google Inc., a Delaware corporation (“Google”), and Clearwire Corporation, a Delaware corporation (“Clearwire”), entered into the Transaction Agreement and Plan of Merger dated as of May 7, 2008 (as amended from time to time, the “Transaction Agreement”), under which:
     (i) Clearwire formed the Company;
     (ii) the Company formed the LLC, which was until the Closing treated as a disregarded entity for U.S. federal income tax purposes;
     (iii) the LLC, in turn, formed a wholly owned Delaware limited liability company (“Clearwire Sub LLC”), that is and at all times since its formation has been treated as a disregarded entity for U.S. federal income tax purposes;

     (iv) the outstanding shares of Class B common stock of Clearwire were converted into Class A common stock of Clearwire in a transaction intended to qualify as a reorganization within the meaning of Code Section 368(a)(1)(E) and governed by Code Section 1036;
     (v) Clearwire merged with and into Clearwire Sub LLC in a transaction intended to qualify as a reorganization under Code Section 368(a)(1)(F) (the “Merger”) and, in the Merger, the shareholders of Clearwire exchanged their Class A common stock of Clearwire for Class A Common Stock of the Company;
     (vi) in connection with the Merger, the Company was issued Voting Units and Class A Common Units in accordance with the terms of the Original Operating Agreement;
     (vii) Sprint Parent caused the formation of Sprint, which in turn formed SX Sub, LLC, a wholly owned Delaware limited liability company (“Sprint LLC”), which is and at all times since its formation has been treated as a disregarded entity for U.S. federal income tax purposes;
     (viii) Sprint Parent caused one or more Transfer Entities to hold the Sprint WiMAX Business and caused all of the Transfer Entities to be limited liability companies treated as disregarded entities for U.S. federal income tax purposes immediately prior to and as of the Closing (and the Transfer Entities continue to be treated as disregarded entities for U.S. federal income tax purposes following the Closing);
     (ix) Sprint Parent and its Subsidiaries contributed all of the limited liability company interests in each of the Transfer Entities to Sprint, which in turn contributed those interests to Sprint LLC, and Sprint LLC assumed the Sprint Pre-Closing Financing in accordance with the terms of the Transaction Agreement;
     (x) following the Merger and the contribution of the Transfer Entities to Sprint LLC, Sprint contributed all of the limited liability company interests of Sprint LLC to the LLC in exchange for Class B Common Units and purchased an equal number of shares of Class B Common Stock from the Company for cash;
     (xi) the Company thereafter contributed the cash it received from Sprint as described in clause (x) above to the LLC in exchange for additional Voting Units;
     (xii) following the Merger, Intel contributed $1,000,000,000 in cash to the LLC in exchange for Voting Units and Class B Common Units;
     (xiii) Intel thereafter contributed its Voting Units to the Company in exchange for an equal number of shares of Class B Common Stock;
     (xiv) following the Merger, Comcast, TWC and BHN contributed $1,050,000,000, $550,000,000 and $100,000,000, respectively, in cash to the LLC in exchange for Voting Units and Class B Common Units;
     (xv) each Strategic Investor thereafter contributed its Voting Units to the Company in exchange for an equal number of shares of Class B Common Stock;
     (xvi) Google contributed $500,000,000 to the Company in exchange for shares of Class A Common Stock;

     (xvii) the Company thereafter contributed the cash it received from Google to the LLC in exchange for Voting Units and Class A Common Units; and
     (xviii) as a result of the contributions to the LLC by Sprint, Intel, and the Strategic Investors described in clauses (x), (xii) and (xiv) above, the LLC was converted into a partnership for U.S. federal income tax purposes, to which partnership the Company, Sprint, Intel, and each Strategic Investor were treated as contributing assets.
     C. The parties desire to enter into this Agreement to provide for the management, operation and governance of the LLC.
ARTICLE I
DEFINITIONS
     Capitalized terms used in this Agreement and not otherwise defined in this Agreement have the meanings set forth on Annex A.
ARTICLE II
FORMATION, TERM, PURPOSE AND POWERS
     2.1. Formation. The LLC was formed as a limited liability company under the Act and the Laws of the State of Delaware on the Filing Date. If requested by the Managing Member, the Members will promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the Managing Member to accomplish all filing, recording, publishing and other acts that may be appropriate to comply with all requirements for the formation and operation of a limited liability company under the Laws of the State of Delaware.
     2.2. Name. The name of the LLC will be, and the business of the LLC will be conducted under the name of, Clearwire Communications LLC or any other name that the Managing Member reasonably determines.
     2.3. Term. The term of the LLC commenced on the Filing Date, and will continue until the LLC is dissolved under this Agreement, subject to the provisions set forth in Article IX and the Law. The existence of the LLC as a separate legal entity will continue until cancellation of the Certificate in the manner required by the Act.
     2.4. Offices. The LLC may have offices at locations within or without the State of Delaware as the Managing Member from time to time may select.
     2.5. Agent for Service of Process. The LLC’s registered agent for service of process in the State of Delaware is as set forth in the Certificate, as the Certificate may be amended by the Managing Member from time to time.
     2.6. Business Purpose. The LLC was formed for the object and purpose of, and the nature of the business to be conducted by the LLC is,
     (a) developing, owning and operating a Wireless Broadband Network utilizing 2.5 GHz Spectrum, and other spectrum that is used in an ancillary manner to such 2.5 GHz Spectrum, primarily within the United States,

     (b) developing, owning and operating comparable networks using wireless broadband technology outside the United States as necessary to maintain the assets and operations of the LLC outside the United States in existence as of the date hereof,
     (c) marketing, promoting and selling all types and categories of wireless communications services and associated products (whether now existing or developed and implemented in the future), including services and products, that are
     (i) designed as products and services to be offered as the products and services of the Wireless Broadband Network or
     (ii) bundled with or complementary to the products and services of the Wireless Broadband Network, and
     (d) conducting activities incidental to the activities described in clauses (a) through (c) above (collectively, the “Wireless Broadband Business”).
     2.7. Activities of the Company. Except as otherwise expressly permitted under this Agreement, the Company will conduct all of its operational activities for its existing and future Wireless Broadband Business and hold all of its assets related to the Wireless Broadband Business, whether now owned or hereafter acquired (other than the proceeds of any distributions from the LLC permitted under this Agreement and any earnings thereon), through the LLC and the Subsidiaries of the LLC.
     2.8. Powers of the LLC. Subject to the limitations set forth in this Agreement, the LLC will possess and may exercise all of the powers and privileges granted to it by the Act, by any other Law and this Agreement, together with all powers incidental thereto, to the extent those powers are necessary or convenient to conduct, promote or attain the purpose of the LLC set forth in Section 2.6.
     2.9. Members; Admission of New Members. The Members of the LLC as of the date hereof are listed on Exhibit B. The rights and liabilities of the Members are as provided in the Act, except as is otherwise expressly provided in this Agreement. A Person may be admitted from time to time as a new Member solely in accordance with Section 8.5. Each new Member will execute an appropriate supplement to this Agreement by which the new Member agrees to be bound by the terms and conditions of this Agreement, as it may be amended from time to time.
     2.10. Withdrawal. No Member may withdraw as a Member of the LLC other than following the Transfer or exchange (as part of an Exchange Transaction) of all Units owned by such Member in accordance with Article VIII, except that a new Managing Member or substitute Managing Member may be admitted to the LLC in accordance with Section 8.5.
ARTICLE III
MANAGEMENT
     3.1. Managing Member.
     (a) The business, property and affairs of the LLC will be managed under the sole, absolute and exclusive direction of the Managing Member, which may from time to time delegate authority to officers or to others to act on behalf of the LLC.

     (b) without limiting the foregoing provisions of this Section 3.1, the Managing Member will have the general power to manage or cause the management of the LLC, which may be delegated to officers of the LLC, including, without limitation, the following powers:
     (i) to develop and prepare a business plan each year setting forth the operating goals and plans for the LLC;
     (ii) to execute and deliver or to authorize the execution and delivery of contracts, deeds, leases, licenses, instruments of transfer and other documents on behalf of the LLC;
     (iii) to employ, retain, consult with and dismiss personnel;
     (iv) to establish and enforce limits of authority and internal controls with respect to all personnel and functions;
     (v) to engage attorneys, consultants, accountants, investment bankers and other professionals for the LLC;
     (vi) to develop or cause to be developed accounting procedures for the maintenance of the LLC’s books of account; and
     (vii) to do all such other acts as may be authorized in this Agreement or by the Members in writing from time to time.
     (c) The Managing Member will be organized under the Laws of the United States or any political subdivision thereof.
     3.2. Compensation. In consideration for the services provided by the Company to the LLC in its capacity as Managing Member and the other benefits afforded to the LLC and its Members by the Company, the LLC will make payments in cash to the Company (without duplication of any expenses of the LLC paid directly by the LLC or reimbursed to the Company pursuant to Section 3.3), at such times and in such amounts as are necessary or appropriate to enable the Company to timely pay all payables, fees and expenses incurred by the Company and any of its Subsidiaries (other than the LLC and its Subsidiaries), except to the extent that the Company reasonably determines in good faith that such payables, fees, and expenses are attributable to Other Business Activities (“Excluded Amounts”). For this purpose, the Members acknowledge that it is to the LLC’s benefit, in terms of stricter internal controls, more thorough financial reporting, lower cost of capital and other reasons, to maintain the Company as a corporation registered with the Securities and Exchange Commission and traded on a national securities exchange. Given the foregoing and for avoidance of doubt, and by way of illustration, payables, fees and expenses of the Company include: (i) the Company’s overhead, legal, accounting, investment banking and other professional fees and expenses (provided that investment banking fees incurred by Clearwire and/or Clearwire Sub LLC with respect to the transactions contemplated by the Transaction Agreement in the amounts referenced in Section 6.19 of the Transaction Agreement shall be paid directly by Clearwire Sub LLC and shall not be subject to the provisions of this Section 3.2), including any judgments, settlements, penalties, fines or other costs and expenses in respect of any claims against, or any litigation or proceedings involving the Company, the LLC or any of the LLC’s Subsidiaries; (ii) fees and expenses of the Company related to any securities offering, investment or acquisition (whether or not successful) authorized by the Company Board and any costs or expenses associated with being a public company listed on a national securities exchange; (iii) Taxes other than any Covered Tax Liability; and (iv) fees and expenses payable by the Company in connection with the implementation and maintenance of any Incentive Plan and the issuance of Class A Common Stock or other capital stock under such Incentive Plan (whether by the exercise of a stock option, the grant of a restricted share award or otherwise), in each case, to the extent such amounts are not Excluded Amounts. For the avoidance of doubt, the LLC shall have no obligation to make any payments pursuant to this Section 3.2 in respect of Excluded Amounts. Payments made by the LLC to the Company under this Section 3.2 will be treated as guaranteed payments to a partner under Code Section 707(c).

     3.3. Expenses; Reimbursement. The LLC will to the maximum extent possible pay directly all expenses incurred through its own acts or through acts of the Managing Member on behalf of the LLC in its capacity as the Managing Member. To the extent the Managing Member pays any such expenses as agent on behalf of the LLC, the LLC shall promptly reimburse the Managing Member upon invoicing of the same. The Managing Member is authorized to incur expenses jointly on behalf of the LLC and for its own account and to pay the LLC’s share of such expenses on the LLC’s behalf, and shall be entitled to reimbursement of the same as provided in this Section 3.3. Whenever such joint expenses are incurred, the Managing Member shall notify the vendor of the same, and the Managing Member shall have no liability for the LLC’s share of the expense other than from funds provided by the LLC for the payment of those expenses.
     3.4. Officers. Subject to the direction of the Managing Member, the day-to-day administration of the business of the LLC may be carried out by employees and agents of the Managing Member who may be designated as officers of the LLC or any of its Subsidiaries by the Managing Member, with titles including “chief executive officer,” “president,” “vice president,” “treasurer,” “assistant treasurer,” “secretary,” “assistant secretary,” “general manager,” “senior managing director,” “managing director,” “general counsel,” “director” and “chief financial officer,” as and to the extent authorized by the Managing Member. The officers of the LLC will have the titles and powers and perform the duties determined from time to time by the Managing Member and otherwise as customarily pertain to such offices. Any number of offices may be held by the same person. All officers will be subject to the supervision and direction of the Managing Member and may be removed from office by the Managing Member and the authority, duties or responsibilities of any officer of the LLC may be modified or suspended by the Managing Member from time to time, in each case in the sole discretion of the Managing Member.
     3.5. Authority of Members. Except as expressly provided in this Agreement, the Units do not confer any rights on the Members to participate in the conduct, control or management of the business of the LLC described in this Agreement, which conduct, control and management is vested exclusively in the Managing Member. Except as required by Law, or as expressly provided in (i) this Agreement, (ii) the Equityholders’ Agreement, or (iii) another separate written agreement with the LLC, which has been approved by a majority of the Independent Designees of the Managing Member, and all of the Members, no Member other than the Managing Member (and acting in that capacity) will take any part in the management or control of the operation or business of the LLC in its capacity as a Member, nor will any Member other than the Managing Member (and acting in that capacity) have any right, authority or power to act for or on behalf of or bind the LLC in his or its capacity as a Member in any respect.
     3.6. Action by Written Consent. Any action required or permitted to be taken by the Members under this Agreement will be taken if all Members holding Voting Units entitled to vote on such action consent thereto in writing.

ARTICLE IV
DISTRIBUTIONS AND LOANS
     4.1. Distributions. Except as otherwise provided in this Article IV, distributions will be made by the LLC to the Members from time to time and in such amounts as are determined by the Managing Member in its discretion, pro rata in accordance with the Members’ respective Percentage Interests at the record date for the distribution.
     4.2. Liquidation Distributions. Notwithstanding Section 4.1, distributions made on the occurrence of a Dissolution Event will be made as provided in Section 9.3.
     4.3. Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Managing Member will not cause the LLC to make a distribution to any Member
     (a) unless a corresponding distribution or dividend has been paid by the Company or declared by the Company Board, with a record date that is prior to or the same as the record date of the distribution by the LLC to the Members, with respect to the Class A Common Stock or other securities of the Company that are entitled to receive dividends or other distributions in accordance with the Charter or other relevant organizational documents; provided that the LLC shall be entitled to pay the following distributions without any requirement that the Company declare a corresponding dividend or other distribution with respect to any shares or equity securities:
     (i) any distribution made under Section 4.4(a), Section 7.4(b) or Section 9.3, and
     (ii) any distribution under Section 4.1 used by the Company to pay or to establish reserves for payment of Excluded Amounts;
     or
     (b) if the distribution would violate the Act or other Law.
     4.4. Distributions for Taxes of the Company; Tax Loan to Sprint.
     (a) Three Business Days prior to
     (i) each date on which the Company is required to
               (A) make a deposit of U.S. federal estimated Taxes,
               (B) make a payment of U.S. federal Taxes in connection with the filing, or the extension of the date for filing, of a U.S. federal Tax Return with respect to a Taxable Year (other than a U.S. federal Tax Return filed in connection with the deposit of U.S. federal estimated Taxes) or
               (C) make a payment with respect to an assessment of U.S. federal Taxes not described in clause (A) or clause (B) above (each of clauses (A)-(C), a “Federal Tax Payment”) and

     (ii) each date on which the Company is required to
               (A) make a deposit of state estimated Taxes,
               (B) make a payment of state Taxes in connection with the filing, or the extension of the date for filing, of a state Tax Return with respect to a Taxable Year (other than a state Tax Return filed in connection with the deposit of state estimated Taxes) or
               (C) make a payment with respect to an assessment of state Taxes not described in clause (A) or clause (B) above (each of clauses (A)-(C), a “State Tax Payment”), the Managing Member will cause the LLC to make distributions to the Members pro rata in accordance with the Members’ respective Percentage Interests (determined as of the date set forth in clauses (v), (w), (x), (y) and (z) below) in amounts so that the aggregate portion distributed to the Company and its Company Disregarded Subsidiaries in each instance will be the amount required to provide the Company with the funds necessary to pay all Taxes then reasonably determined by the Company to be payable (or reasonably expected, within three Business Days after such distribution, to become payable) by the Company with respect to its distributive share of the LLC’s taxable income (including any items of income, gain, loss or deduction allocated to the Company under principles of Code Section 704(c)), after taking into account all net operating loss deductions and other Tax benefits reasonably expected to be available to the Company (“Covered Tax Liability”). For avoidance of doubt, the Covered Tax Liability of the Company for any taxable period shall be determined by including each Company Disregarded Subsidiary’s distributive share of the LLC’s taxable income (including any items of income, gain, loss or deduction allocated to such Company Disregarded Subsidiary under principles of Code Section 704(c)) for such taxable period. For purposes of this Section 4.4(a), a Member’s Percentage Interest shall be determined:
     (v) with respect to distributions in respect of a Federal Tax Payment described in clause (i)(A) of this Section 4.4(a), as of the date that is the last day in the immediately preceding period for which estimated federal Tax deposits are required to be determined by the Company;
     (w) with respect to distributions in respect of a Federal Tax Payment described in clause (i)(B) of this Section 4.4(a), as of the date that is the last day of the Taxable Year of the Company to which such Federal Tax Payment relates;
     (x) with respect to distributions in respect of a State Tax Payment described in clause (ii)(A) of this Section 4.4(a), as of the date that is the last day in the immediately preceding period for which state estimated Tax deposits are required to be determined by the Company
     (y) with respect to distributions in respect of a State Tax Payment described in clause (ii)(B) of this Section 4.4(a), as of the date that is the last day of the Taxable Year of the Company to which such State Tax Payment relates; and
     (z) with respect to any distribution pursuant to this Section 4.4(a) not described in clauses (v), (w), (x) or (y) above, as of the date on which the applicable distribution is made.

The provisions of this Section 4.4(a) shall apply to a Person if that Person owned Units as of any of the dates specified in clauses (v) through (z) above with respect to such distribution, even if that Person no longer holds such Units on the date of the distribution. Notwithstanding anything in this Section 4.4(a) to the contrary, if a Person was a Unit Holding Company Stockholder on a date specified in clauses (v) through (z) above with respect to a distribution under this Section 4.4(a) but is not a Unit Holding Company Stockholder with respect to that Unit Holding Company on the date of such distribution by reason of a Holding Company Exchange, the distribution with respect to that Unit Holding Company shall be made to the Person that was the Unit Company Stockholder with respect to that Unit Holding Company on the applicable date specified in clauses (v) through (z). Any Person otherwise entitled to a distribution under this Section 4.4(a) may, by written notice to the LLC at any time prior to the payment of such distribution, waive its right to such distribution, which waiver may be (X) with respect to all of the Units owned or previously owned by such Person (or with respect to Units owned by a Unit Holding Company that any Person owns or previously owned) at the times specified in clauses (v) through (z) above, (Y) with respect to only a portion of such Units, and (Z) limited to a specified amount of distributions or with respect to specific dates specified in clauses (v) through (z) above, and any such waiver shall be irrevocable with respect to the distributions described therein. The provisions of this Section 4.4(a) shall apply without duplication with respect to each distribution payable hereunder and if, under the foregoing provisions, more than one Person would be entitled to receive the same distribution pursuant to this Section 4.4(a) (each, a “Potential Distributee”), such distribution shall be paid to the Person identified on a certificate delivered to the Managing Member and signed by all Potential Distributees with respect to such distribution.
     (b) If the LLC or any of its Subsidiaries enters into a transaction resulting in the recognition of any portion of the Built-In Gain with respect to a Former Sprint Asset other than in connection with (i) a Dissolution Event or (ii) the transfer of any Former Sprint Asset if such transfer results from an inability of the LLC to operate its wireless broadband network in certain territories or any court ordered requirement of divestiture of any such assets, in each case as a result of the Indemnified Litigation (a “Sprint Gain Transaction”), the Managing Member will cause the LLC to make available a loan to Sprint on terms that are consistent with the terms set forth on attached Exhibit A (a “Sprint Tax Loan”). The LLC will provide Sprint and the tax representative of Sprint identified pursuant to Section 5.11(b) with written notice of the transaction within five Business Days after the closing of a Sprint Gain Transaction and will provide to Sprint all information concerning the Sprint Gain Transaction as reasonably requested by Sprint. The LLC shall have no obligation to make a Sprint Tax Loan in respect of a Sprint Gain Transaction if Sprint has not provided the LLC with written notice of its intent to obtain a Sprint Tax Loan with respect to such Sprint Gain Transaction within 15 days of the receipt of such notice by Sprint and its tax representative from the LLC. Any Sprint Tax Loan in respect of a Sprint Gain Transaction shall be made to Sprint no later than the later of (x) five Business Days prior to the first date for corporate estimated income Tax deposits following the closing of the Sprint Gain Transaction and (y) the third Business Day after Sprint shall have provided the LLC with written notice pursuant to this Section 4.4(b) of its intent to obtain a Sprint Tax Loan with respect to a Sprint Gain Transaction.
ARTICLE V
CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;
TAX ALLOCATIONS; TAX MATTERS
     5.1. Initial Capital Contributions. The Members have made or are deemed to have made, on or before the Effective Date, Capital Contributions, and have acquired the number of Voting Units and Non-Voting Units specified opposite their respective names on Exhibit B (the “Register”). The Capital Account balance of each Member as of the Effective Date (the “Initial Capital Account”) is set forth opposite that Member’s name on Exhibit C. If an adjustment is made pursuant to Section 4.3(a) of the Transaction Agreement,

     (i) the number of Class B Common Units owned by Intel and the Strategic Investors will be adjusted as provided in Section 4.3(a)(i) or (ii) of the Transaction Agreement, as the case may be, and
     (ii) the number of Voting Units and Class A Common Units owned by the Company will be adjusted pursuant to Section 4.3(a)(iii) or (iv) of the Transaction Agreement, as the case may be, and, in each case, the Register will be revised accordingly. Upon any such adjustment, the Initial Capital Account of each of Sprint and the Company will be retroactively adjusted effective as of the Effective Date (an “Adjusted Initial Capital Account”) as follows (and Exhibit C shall be revised accordingly): The Adjusted Initial Capital Account will be:
     (x) in the case of Sprint, the product obtained by multiplying (i) Sprint’s Initial Capital Account by (ii) the quotient obtained by dividing the NewCo Volume Weighted Share Price (as defined in the Transaction Agreement) by $20.00 (i.e., if the NewCo Volume Weighted Share Price is $17.00, the adjusted Initial Capital Account of Sprint will be the product of the Initial Capital Account of Sprint multiplied by the fraction 17/20; alternatively, if the NewCo Volume Weighted Share Price is $23.00, the Adjusted Initial Capital Account of Sprint will be the product of the Initial Capital Account of Sprint multiplied by the fraction 23/20); and
     (y) in the case of the Company,
     (A) the amount of cash contributed by the Company to the LLC pursuant to Section 4.2 of the Transaction Agreement, plus
     (B) the product obtained by multiplying (I) the Company’s Initial Capital Account (except to the extent such Capital Account is attributable to the contribution of cash by the Company to the LLC pursuant to Section 4.2 of the Transaction Agreement) by (II) the quotient obtained by dividing the NewCo Volume Weighted Share Price (as defined in the Transaction Agreement) by $20.00.
The Members intend that the Adjusted Initial Capital Accounts of the Members (reduced by any Adjusted Initial Capital Account attributable to the Voting Units) shall be in proportion to their Percentage Interests immediately following such adjustments, and this Section 5.1 shall be interpreted consistently with that intent.
     5.2. No Additional Capital Contributions; Additional Funds.
     (a) Except as otherwise provided in this Article V or Article VII, no Member will be required to make additional Capital Contributions to the LLC without the consent of that Member or permitted to make additional Capital Contributions to the LLC without the consent of the Managing Member.
     (b) Subject to Section 5.2(e) and the obligations of the LLC under Article VII, the Managing Member may, at any time and from time to time, determine in its sole and absolute discretion that the LLC requires additional funds for the purposes relating to the LLC’s business (“Additional Funds”). Additional Funds may be obtained by the LLC, at the direction of the Managing Member, in any manner provided in, and in accordance with, the terms of this Agreement without the approval of any other Members.

     (c) Subject to Section 5.2(e) and the obligations of the LLC under Article VII, the Managing Member, on behalf of the LLC, may obtain any Additional Funds by causing the LLC to incur indebtedness to any Person, in each case on the terms as the Managing Member determines are appropriate, including making the indebtedness convertible, redeemable or exchangeable for Units or Common Stock, except that the LLC will not incur that indebtedness if
     (i) a breach, violation or default of the indebtedness would be deemed to occur by virtue of the Transfer of any LLC interest, or
     (ii) the indebtedness is recourse to any Member (unless the Member otherwise agrees).
     (d) Subject to Section 5.2(e), the Managing Member, on behalf of the LLC, may obtain any Additional Funds by causing the LLC to incur indebtedness to the Company if the indebtedness is, to the extent permitted by Law, on substantially the same terms and conditions (including interest rate, repayment schedule, and conversion, redemption, repurchase and exchange rights, but not including financial covenants) as indebtedness incurred by the Company, the net proceeds of which are loaned to the LLC to provide the Additional Funds.
     (e) Except for the Secured Note (as defined in the Transaction Agreement), neither the LLC nor any of its Subsidiaries (other than a Subsidiary that is treated as a corporation for U.S. federal income tax purposes) will borrow any funds from any Member (including the Company) or any Member’s Affiliate, incur any indebtedness that is guaranteed by a Member or a Member’s Affiliate, or otherwise incur a liability that is not a “nonrecourse liability” within the meaning of Regulations Section 1.752-1(a)(2) (any such arrangement, a “Specified Financing”), unless
     (i) the economic terms of such Specified Financing are more favorable, in the aggregate, than those that could be obtained by the LLC in a borrowing that is treated as a “nonrecourse liability” within the meaning of Regulations Section 1.752-1(a)(2), and
     (ii) each Member has been provided with at least 15 days’ prior written notice of the LLC’s intention to obtain the Specified Financing (including all material terms of the Specified Financing) and an opportunity during such 15-day period to make a good faith proposal for an alternative structure for the Specified Financing that:
     (A) has economic terms that are, in the aggregate, no less favorable to the LLC than the Specified Financing in all respects (other than insubstantial differences in economic terms),
     (B) has conditions to closing that are, in the aggregate, not more burdensome to the LLC than those in the Specified Financing (other than de minimis administrative burdens), and
     (C) will allow the indebtedness to be treated as a “nonrecourse liability” within the meaning of Regulations Section 1.752-1(a)(2) (a “Nonrecourse Alternative Financing”); provided that if the indebtedness cannot be structured as a Nonrecourse Alternative Financing under circumstances described in clauses (A) and (B) above, then any Member may propose an alternative structure that satisfies the requirements described in clauses (A) and (B) above and that will result in the indebtedness being allocated to the proposing Member under Code Section 752 in accordance with the Member’s Percentage Interest (or in such proposing Member’s discretion, in accordance with a percentage that is less than such Member’s Percentage Interest) (a “Recourse Alternative Financing”).

     If the Managing Member receives from the Members competing Alternative Financing proposals, then the Managing Member will choose one such Alternative Financing proposal; provided, however that (x) Nonrecourse Alternative Financing proposals will be given precedence over Recourse Alternative Financing proposals and (y) the Managing Member will be required to implement a proposed Nonrecourse Alternative Financing if such proposal satisfies the requirements in clauses (A) and (B) above. The Managing Member will deliver to each Member notice and a description of the Alternative Financing proposal it has chosen. If that Alternative Financing proposal is a Recourse Alternative Financing, then each Member will have ten days from receipt of draft definitive documents with respect to such Recourse Alternative Financing to notify the Managing Member that such Member intends to participate in such Recourse Alternative Financing and the extent of such Member’s intended participation (it being understood that each Member will be entitled to participate in such Recourse Alternative Financing in accordance with the Member’s Percentage Interest (or in such Member’s discretion, in accordance with a percentage that is less than such Member’s Percentage Interest)). If the Managing Member does not receive notice from a Member under the preceding sentence within such ten-day period, the Member will be presumed to have elected not to participate in that Recourse Alternative Financing. Any Member participating in a Recourse Alternative Financing proposal will timely execute and deliver any and all documents that the Managing Member or the applicable lender may reasonably request to consummate that Recourse Alternative Financing.
     The Managing Member will cause the LLC to use its Reasonable Best Efforts to consummate the Alternative Financing, and the amount and terms of the Specified Financing shall be adjusted to take into account the Alternative Financing that is consummated. For the avoidance of doubt, (X) the LLC may enter into a Specified Financing that satisfies clause (i) of this Section 5.2(e), notwithstanding a Member’s proposal for Alternative Financing, if the Managing Member determines in good faith that such Alternative Financing is not, using Reasonable Best Efforts, feasible; (Y) no Member shall have any obligation to propose or participate in any Alternative Financing; and (Z) the LLC shall not enter into any Alternative Financing if such Alternative Financing would adversely affect a Member (not taking into account for this purpose an adverse effect to a Member resulting solely from an Alternative Financing qualifying as a “recourse liability” or a “nonrecourse liability” within the meaning of Regulations Section 1.752-1(a)(1) and (2), as the case may be) not participating in such Alternative Financing.
     5.3. Capital Accounts. There has been established for each Member on the books of the LLC, a capital account (each being a “Capital Account”). Each Member’s Capital Account will be maintained in accordance with the provisions of Regulations Section 1.704-1(b)(2)(iv) and the provisions of this Agreement. The Capital Account of each Member will be
     (a) credited with Capital Contributions made (or deemed to have been made) by that Member, all Profits (and any individual items of income or gain) allocated to that Member under Section 5.4 and any items of income or gain that are specially allocated to that Member under Sections 5.5 and 5.6; and

     (b) debited with all Losses (and any individual items of loss or deduction) allocated to that Member under Section 5.4, any items of loss or deduction of the LLC specially allocated to that Member under Sections 5.5 and 5.6, and all cash and the Carrying Value of any property (net of liabilities assumed by that Member and the liabilities to which the property is subject) distributed by the LLC to that Member.
The Capital Account of each Member will also be adjusted appropriately to reflect any other adjustment required under Regulations Section 1.704-1 or 1.704-2. Any references in any section of this Agreement to the Capital Account of a Member will be deemed to refer to the Capital Account as it may be credited or debited from time to time as set forth above. In the event of any Transfer of any interest in the LLC in accordance with the terms of this Agreement, the Transferee will succeed to the Capital Account of the Transferor to the extent it relates to the Transferred interest.
     5.4. Allocations of Profits and Losses.
     (a) Except as otherwise provided in this Agreement, Profits, Losses and, to the extent necessary, individual items of income, gain, loss or deduction will be allocated in a manner that results in the Partially Adjusted Capital Account Balance of each Member, immediately after making the allocation, being, as nearly as possible, equal (proportionately) to the distributions that would be made to the Member under Article IX if the LLC were dissolved, its affairs wound up and its assets were sold for cash equal to their Carrying Values, all LLC liabilities were satisfied (limited with respect to each non-recourse liability to the Carrying Value of the assets securing the liability), including the LLC’s share of any liabilities of an entity treated as a partnership for U.S. federal income tax purposes of which the LLC is a member, and the net assets of the LLC were distributed in accordance with Article IX to the Members immediately after making the allocation.
     (b) The Members agree that (i) any amount paid to the LLC by Sprint pursuant to Article 13 of the Transaction Agreement shall be treated as an additional Capital Contribution by Sprint of such amount (without the issuance of any additional Units) and (ii) Section 5.4 shall be applied by specially allocating to Sprint, to the greatest extent possible, items of deduction and loss of the LLC attributable to the events giving rise to such payment by Sprint.
     5.5. Special Allocations. The following special allocations will be made in the following order:
     (a) Minimum Gain Chargeback. If there is a net decrease in LLC Minimum Gain during any Taxable Year, each Member will, to the extent required by Regulations Section 1.704-2(f), be specially allocated items of LLC income and gain for the Taxable Year (and, to the extent required by Regulations Section 1.704-2(j)(2)(iii), subsequent Taxable Years) in an amount equal to that Member’s share of the net decrease in LLC Minimum Gain. Allocations under the previous sentence will be made in accordance with Regulations Section 1.704-2(f)(6). This Section 5.5(a) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and will be interpreted consistently with that intent.

     (b) Member Minimum Gain Chargeback. If there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Taxable Year, each Member who has a share of that Member Nonrecourse Debt Minimum Gain as of the beginning of the Taxable Year will, to the extent required by Regulations Section 1.704-2(i)(4), be specially allocated items of LLC income and gain for the Taxable Year (and, if necessary, subsequent Taxable Years) equal to that Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain. Allocations under the previous sentence will be made in accordance with Regulations Section 1.704-2(i)(4). This Section 5.5(b) is intended to comply with the requirement in Regulations Section 1.704-2(i)(4) and will be interpreted consistently with that intent.
     (c) Limitations on Loss Allocations. With respect to any Member, notwithstanding the provisions of Section 5.4, the amount of Loss for any Taxable Year or other period that would otherwise be allocated to a Member under Section 5.4 will not cause or increase a deficit Adjusted Capital Account Balance. Any Loss in excess of the limitation set forth in this Section 5.5(c) will be allocated among the Members, pro rata, to the extent each, respectively, has a positive Adjusted Capital Account Balance.
     (d) Qualified Income Offset. If any Member receives an unexpected adjustment, allocation, or distribution described in Regulations Section l.704-l(b)(2)(ii)(d)(4-6) in any Taxable Year or other period which would cause the Member to have a deficit Adjusted Capital Account Balance as of the end of the Taxable Year or other period, items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income and gain) will be specifically allocated to the Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the deficit in the Member’s Adjusted Capital Account Balance as quickly as possible. This Section 5.5(d) is intended to comply with the qualified income offset provision in Regulations Section l.704-l(b)(2)(ii)(d) and will be interpreted consistently therewith.
     (e) Gross Income Allocation. If any Member would otherwise have a deficit Adjusted Capital Account Balance as of the last day of any Taxable Year or other period, individual items of income and gain of the Company will be specifically allocated to the Member (in the manner specified in Section 5.5(d)) so as to eliminate the deficit as quickly as possible.
     (f) Nonrecourse Deductions. Nonrecourse Deductions for any Taxable Year or other period will be specially allocated to the Members in proportion to their Percentage Interests.
     (g) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any Taxable Year or other period will be specially allocated to the Member who bears the economic risk of loss with respect to the “partner nonrecourse debt” (as that term is defined in Regulations Section 1.704-2(b)(4)) to which the Member Nonrecourse Deductions are attributable, in accordance with Regulations Section 1.704-2(i)(1).
     5.6. Curative Allocations. The allocations set forth in Section 5.5(a) — (g) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations that are made be offset either with other Regulatory Allocations or with special allocations under this Section 5.6. Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Managing Member will make offsetting special allocations in whatever manner it determines appropriate so that, after the offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance the Member would have had if the Regulatory Allocations were not part of the Agreement and all LLC items were allocated under Section 5.4. In exercising its discretion under this Section 5.6, the Managing Member will take into account future Regulatory Allocations under Sections 5.5(a) and 5.5(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 5.5(f) and 5.5(g).

     5.7. Other Allocation Rules.
     (a) (i) Subject to Section 5.7(a)(ii), for purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and other items will be determined on a daily, monthly, or other basis, as determined by the Managing Member using any permissible method under Code Section 706 and the Regulations thereunder; provided that in the case of a Transfer of Units or other equity interests in the LLC, the Managing Member shall, upon request of the Transferor or Transferee, promptly notify the Transferor and Transferee of the method that it will use to allocate Tax items for the Taxable Year of the Transfer between the Transferor and Transferee, and unless the next sentence applies shall use such method to effect such allocation. If the Transferor and Transferee desire to use a method that differs from such method, and the desired method is permitted by the Code as determined by the Managing Member in its reasonable discretion, the Managing Member shall use such other method, but only if (i) the Transferor and Transferee submit a written request to the Managing Member indicating the method they desire to use within ten days after the applicable Transfer, (ii) the Transferor and Transferee agree in a manner reasonably satisfactory to the Managing Member to reimburse the LLC for the reasonable incremental costs, if any, incurred in applying such method and (iii) such other method does not adversely affect the other Members any more than the method initially selected by the Managing Member.
     (ii) For purposes of determining Profits, Losses, or any other items allocable to Class B Common Units exchanged pursuant to Section 7.9 (including pursuant to a Holding Company Exchange), the Managing Member shall, in accordance with Regulations Section 1.706-1(c)(2), allocate such items using an interim closing of the LLC’s books as of the date of such exchange.
     (b) Except as otherwise provided in this Agreement, all items of LLC income, gain, loss, deduction, and any other allocations not otherwise provided for will be divided among the Members in the same proportions as they share Profits or Losses, as the case may be, for the Taxable Year.
     (c) For purposes of determining the Members’ shares of “nonrecourse liabilities” (as that term is defined in Regulations Section 1.752-1(a)(2)), any “excess nonrecourse liabilities” (as that term is defined in Regulations Section 1.752-3(a)(3)) will be allocated among the Members in accordance with their Percentage Interests.
     (d) For U.S. federal income tax purposes, the Clearwire Pre-Closing Indebtedness and the Sprint Pre-Closing Financing are treated as having been assumed by the LLC pursuant to the Transaction Agreement. The LLC’s assumption of liabilities of Clearwire and Sprint in connection with their initial Capital Contributions described in Section 5.1 will be treated by the LLC as the assumption of “qualified liabilities” under Regulations Section 1.707-5(a)(6)(i)(D) except as otherwise required by Law in respect of any indebtedness issued by Clearwire prior to the Closing in accordance with Sections 10.1(b)(iv)(F) or 10.1(b)(iv)(H) of the Transaction Agreement.

     5.8. Code Section 704(c); Tax Allocations.
     (a) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the LLC will, solely for Tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of the property to the LLC for U.S. federal income tax purposes and its initial Carrying Value (i) using the “remedial method” under Regulations Section 1.704-3(d) with respect to (x) the Former Clearwire Assets and (y) Former Sprint Assets having Built-In Gains equal to 50% of the total Built-In Gains in the Former Sprint Assets (the assets described clause (y), “Sprint Remedial Assets”) and (ii) using the “traditional method” under Regulations Section 1.704-3(b) with respect to Former Sprint Assets having Built-In Gains equal to 50% of the total Built-In Gains in the Former Sprint Assets (the “Sprint Traditional Assets”). The Sprint Remedial Assets and Sprint Traditional Assets shall be designated in a manner such that the annual Tax deductions with respect to the Sprint Remedial Assets are, to the greatest extent possible, equal to the annual Tax deductions that would have been allocated with respect to the Sprint Traditional Assets had the LLC elected the remedial method with respect to the Sprint Traditional Assets. The Managing Member shall, as promptly as possible after the date hereof, designate the Former Sprint Assets as Sprint Remedial Assets and Sprint Traditional Assets, as the case may be, in accordance with the terms of this Section 5.8(a). Any disagreement concerning the designations of the Sprint Remedial Assets and the Sprint Traditional Assets will be resolved as provided in Section 5.11(e).
     (b) If the Carrying Value of any LLC asset is adjusted under clauses (i), (ii), or (iii) of the definition of Carrying Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset will take account of any variation between the Carrying Value thereof immediately before such adjustment and the Carrying Value thereof immediately after such adjustment (such difference, a “Reverse 704(c) Layer”) in accordance with the principles of Section 704(c) and Regulations Section 1.704-3(a)(6) using the “traditional method” under Regulations Section 1.704-3(b). For this purpose and except to the extent required by the Regulations, none of the adjusted basis of an asset shall be allocated to a Reverse 704(c) Layer.
     (c) Except as otherwise provided in this Section 5.8, any elections or other decisions relating to allocations will be made by the Managing Member acting reasonably and in good faith. Allocations under this Section 5.8 are solely for purposes of U.S. federal, state, and local Taxes and will not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions under any provision of this Agreement.
     (d) In accordance with Regulations Section 1.704-3(a)(7), upon the Transfer of any Units originally issued to Sprint, the Transferee shall be allocated a share of the built-in gain or loss as of the time of the Transfer, as well as a share of the built-in gain or loss subject to the remedial method under Regulations Section 1.704-3(d) and a share of the built-in gain or loss subject to the traditional method under Regulations Section 1.704-3(b) (in each case prior to any adjustment under Code Section 743(b) that may apply as a result of such Transfer), that would otherwise be allocable to the Transferor that is in the same proportion to the total amounts of such built-in gain or loss otherwise allocable to the Transferor as the number of Units so Transferred is to the total number of Units held by the Transferor immediately prior to the Transfer.
     (e) Income, gain, loss, deduction and credit of the LLC for U.S. federal income tax purposes shall be allocated in the same manner as the corresponding items were allocated among the Members pursuant to Sections 5.4, 5.5 or 5.6.

     5.9. Tax Withholding.
     (a) The LLC will withhold and pay over to the Internal Revenue Service or other applicable Taxing authority all Taxes or withholdings, and all interest, penalties, additions to Tax, and similar liabilities in connection therewith or attributable thereto (“Withheld Taxes”) to the extent that the Tax Matters Member in good faith determines that withholding or payment is required by the Code or any other Law. The Tax Matters Member in good faith will determine to which Member the Withheld Taxes are attributable. For example, Withheld Taxes measured with respect to a Member’s distributive share of the LLC’s income, gain, or other LLC item would be attributable to that Member. All Withheld Taxes will be withheld against the amounts otherwise distributable to the Member to which the Withheld Taxes are attributable, and any amounts so withheld will be treated as a distribution to that Member. If any Withheld Taxes attributable to a Member exceed the amount otherwise distributable to the Member, the excess will be considered a loan (a “Withholding Loan”) by the LLC to the Member.
     (b) The borrowing Member shall have the right to prepay, in whole or in part, a Withholding Loan at any time and shall be required to repay any such Withholding Loan within ten days after the Tax Matters Member delivers a written demand therefor, together with interest from the date the loan was made until the date of the repayment at a rate per annum equal to the LLC’s cost of debt capital, as reasonably determined by the Managing Member. Absent prior demand, the maturity of the Withholding Loan will be the date of dissolution of the LLC. If a Withholding Loan is not paid when due, distributions from the LLC to the borrowing Member (including distributions pursuant to Section 4.4(a)) may be withheld and applied toward repayment of the accrued and unpaid interest and principal on such Withholding Loan, with any amounts so withheld being treated as having been distributed to the borrowing Member for purposes of this Agreement.
     5.10. Successors in Interest. If a Member Transfers all or part of its Units in accordance with this Agreement, references in this Article V to amounts previously contributed by the Member or to amounts previously allocated or distributed to the Member will refer to the Transferee to the extent they pertain to the Transferred interest.
     5.11. Other Tax Matters.
     (a) The Managing Member will be the initial “tax matters partner” of the LLC within the meaning of Code Section 6231(a)(7) (the “Tax Matters Member”). The Tax Matters Member will take reasonable action to cause each other Member to be treated as a “notice partner” within the meaning of Code Section 6231(a)(8). All reasonable expenses incurred by a Member while acting in its capacity as Tax Matters Member will be paid or reimbursed by the LLC and the exculpation and indemnification provisions of Article X will apply to the Managing Member acting in its capacity as the Tax Matters Member.
     (b) Each Member shall have the right to designate a tax representative (which, with respect to the Company, will be a tax attorney or accountant appointed, from time to time, by the chairperson of the Audit Committee (the “Company Tax Representative”)), which person will be given at least five Business Days advance notice from the Tax Matters Member of the time and place of, and will have the right to participate in (and the LLC and the Tax Matters Member will take any actions as may be necessary to cause the tax matters partner of any Partnership Subsidiary to extend to each Member and the Company Tax Representative the right to participate in):
     (i) any material aspect of any administrative or judicial proceeding relating to the determination of partnership items at the LLC level (or at the level of any Partnership Subsidiary); and

     (ii) any material discussions with the Internal Revenue Service or other Taxing authority relating to allocations under Article V (or under the operating agreement of any Partnership Subsidiary).
The Tax Matters Member will not, and the LLC will not permit the tax matters partner of any Partnership Subsidiary to, initiate any action or proceeding in any court, extend any statute of limitations, settle any material income or franchise Tax dispute, or take any other action contemplated by Code Sections 6222 through 6234 that would legally bind any other Member, the LLC or any Partnership Subsidiary without approval of the affected Member(s) (which, in the case of the Company, will require approval of the Company Tax Representative), which approval may not be unreasonably withheld, conditioned or delayed, except that for this purpose, it will not be unreasonable for a Member to withhold the approval if the action proposed to be taken could materially and adversely affect such Member. A Member may designate a replacement tax representative by providing written notice of such change to the Managing Member.
     (c) The Tax Matters Member will timely cause to be prepared all U.S. federal, state, local and foreign Tax returns and reports (including amended returns) of the LLC or any Partnership Subsidiary for each year or period that the returns or reports are required to be filed and, subject to the remainder of this subsection, will cause the Tax returns to be timely filed. All federal and material state income and franchise Tax returns of the LLC or any Partnership Subsidiary will be prepared or reviewed by a national accounting firm selected by the Company Board or a committee of the Company, and no later than 30 days before filing of such Tax returns, the Tax Matters Member will provide copies of all such Tax returns to the tax representative of each Member and to the Company Tax Representative for review. The Members and the Company Tax Representative shall be entitled to provide comments on such Tax returns to the Tax Matters Member no later than 15 days after receiving copies of the Tax returns, and the Tax Matters Member will incorporate the comments, where reasonable, before filing the returns. The other Members and the Company Tax Representative will take such actions as are reasonably requested by the Tax Matters Member in connection with the preparation of the income and franchise Tax returns of the LLC and any Partnership Subsidiary so as to ensure that all the returns are filed on a timely basis and no filing penalties are incurred to the extent reasonably possible.
     (d) Within 90 days after the end of each Taxable Year, or as soon as reasonably practical thereafter, the Tax Matters Member will prepare and send, or cause to be prepared and sent, to each Person who was a Member at any time during the Taxable Year, copies of the information required for U.S. federal, state, local and foreign income Tax reporting purposes, including copies of Form 1065 and Schedule K-1 or any successor form or schedule, for that Person. At any time after the information has been provided, on at least five Business Days’ notice from a Member or the Company Tax Representative, the Tax Matters Member will also provide each Member and the Company Tax Representative with a reasonable opportunity during ordinary business hours to review and make copies of all work papers related to the information or to any return prepared under subsection (c) above. At the request of any Member, as soon as practicable following the end of each period for which corporate estimated Tax deposits are required to be made (and in any event not later than ten days after the end of such period), the Tax Matters Member will also cause to be provided to each Member an estimate of each Member’s share of all items of income, gain, loss, deduction and credit of the LLC for the estimated Tax period just completed and for the Taxable Year to date for U.S. federal income tax purposes. The Managing Member will provide to the Members and the Company Tax Representative any material true-ups, corrections or changes to any information previously provided under this Section 5.11(d) as soon as reasonably practicable after becoming aware that a material true-up, correction or change is appropriate.

     (e) At the request of any Member or the Company Tax Representative, the Tax Matters Member will cause the LLC’s tax attorneys and accountants to confer with the other Members and the Company Tax Representative and their attorneys and accountants on any material matters relating to any LLC or Partnership Subsidiary Tax return, Tax election, Tax dispute, Tax valuation (including the determination of the initial Carrying Value of any property) or other item affecting the Taxes of the LLC, its Subsidiaries or the Members the resolution of which is not otherwise expressly provided for in this Agreement. The Members (including the Company Tax Representative) will use their good faith efforts to resolve any such matters in a mutually satisfactory manner. If, after those efforts have continued for 15 Business Days, no mutually satisfactory solution has been reached, the matter will be resolved by the unanimous vote of the Members of the CFO Committee. If the CFO Committee cannot unanimously agree to the resolution of the matter, the matter will be resolved by the Neutral Accountants.
     (f) With respect to any Tax information provided by the Tax Matters Member to a Member or the Company Tax Representative under Sections 5.11(b) — (e), the same information will be provided to the other Members and the Company Tax Representative, as applicable, at the same time, unless a Member or the Company Tax Representative requests that it not be provided that information.
     (g) (i) Unless the LLC has a Bona Fide Non-Tax Business Need, the LLC and its Subsidiaries will not enter into a taxable sale or other taxable disposition of Former Clearwire Assets or Former Sprint Assets that are intangible property and that would cause the recognition for income Tax purposes (disregarding the possible use of the installment reporting method under Code Section 453) of Built-In Gains arising from such sales or other dispositions in excess of $10 million to be allocated to the Company or Sprint under Code Section 704(c) during any period of 36 months (a “Significant BIG Disposition”); provided that a Significant BIG Disposition will not include the disposition of any Former Clearwire Assets or Former Sprint Assets if such disposition results from an inability of the LLC to operate its wireless broadband network in certain territories or any court ordered requirement of divestiture of any such assets, in each case as a result of the Indemnified Litigation.
     (ii) At least ten Business Days prior to entering into a binding contract for a Significant BIG Disposition, the Managing Member will send a written notice to all Members and their tax representatives that sets forth all material terms of the Significant BIG Disposition. Within ten Business Days of receipt of such notice, the Company Tax Representative or Sprint, as the case may be, will have the right to request a written certification by the chief financial officer of the Managing Member that the Significant BIG Disposition is motivated by a Bona Fide Non-Tax Business Need (a “CFO Certificate”). If a CFO Certificate is requested with respect to a Significant BIG Disposition, the LLC and its Subsidiaries will not consummate the Significant BIG Disposition unless the CFO Certificate is delivered to the Members.

     (iii) If the Managing Member approves a Significant BIG Disposition that involves a taxable sale or other taxable disposition of Former Sprint Assets, Sprint shall have the right, within 15 Business Days of receipt of the CFO Certificate, to transfer Class B Common Stock and Class B Common Units to one or more Sprint Unit Holding Companies that will be entitled to complete Holding Company Exchanges. During such 15-Business Day period, the LLC shall not enter into a binding contract for the Significant BIG Disposition, and the Managing Member will reasonably cooperate with Sprint in consummating any such Holding Company Exchanges within the 15-Business Day period.
     5.12. Tax Classification. The parties will treat the LLC as a partnership for U.S. federal and all applicable state and local income tax purposes, and no Member will take any action inconsistent with such treatment for U.S. federal, state and local income tax purposes unless (i) the Company causes the LLC to be treated other than as a partnership in accordance with, and subject to the conditions of, the Equityholders’ Agreement or (ii) there has occurred a change in law or final determination to the contrary. The Managing Member will take any reasonable action within its power required under the Code and applicable Regulations to cause the LLC to be treated as a partnership for U.S. federal income tax purposes. To the extent the previous sentence does not govern the state and local classification of the LLC, the Managing Member will take any reasonable action within its power as may be required under any state or local Law applicable to the LLC to cause the LLC to be treated as, and in a manner consistent with, a partnership for state or local income tax purposes. The parties will treat Clearwire Sub LLC, Sprint LLC and each of the Transfer Entities as entities disregarded as separate from the LLC in accordance with Regulations Section 301.7701-2(c)(2). The LLC will not take any action inconsistent with that treatment for U.S. federal income tax purposes other than in accordance with the procedures set forth in Section 2.7(a)(vi) of the Equityholders’ Agreement.
     5.13. Tax Elections. Except as otherwise provided this Agreement, all elections required or permitted to be made by the LLC under the Code (or Law) will be made as determined by the Managing Member, acting reasonably and in good faith, to be in the best interest of the Members as a group. Notwithstanding the foregoing, (i) the LLC shall make and maintain in effect a valid election under Code Section 754 and (ii) if the LLC does not otherwise qualify as a partnership under Code Section 6231(a)(l) which is subject to the TEFRA partnership audit rules, the Tax Matters Member will cause the LLC to make an election under Code Section 6231(a)(1)(B)(ii) to subject the LLC to the TEFRA partnership audit rules.
ARTICLE VI
BOOKS AND RECORDS; REPORTS
     At all times during the continuance of the LLC, the LLC will prepare and maintain separate books of account for the LLC in accordance with GAAP. The LLC will keep at its principal office the following:
     (a) a current list of the full name and the last known street address of each Member;
     (b) a copy of the Original Operating Agreement;
     (c) a copy of the Certificate and this Agreement and all amendments thereto;
     (d) copies of the LLC’s federal, state and local income Tax returns and reports, if any, for the three most recent years; and
     (e) copies of any financial statements, if any, of the LLC for the six most recent Taxable Years.

ARTICLE VII
COMPANY UNITS
     7.1. Units.
     (a) Interests in the LLC are represented by one or more classes of Units. The Units initially will be divided into Voting Units and Non-Voting Units, and the Non-Voting Units will be designated as Class A Common Units or Class B Common Units. The Register contains the name, Class and number of Units owned by each Member as of the Effective Date. The Register will be revised from time to time by the Managing Member to reflect the admission or withdrawal of a Member or the issuance, Transfer, assignment, redemption, repurchase, acquisition, conversion, relinquishment to the Company or other cancellation or termination of Units in accordance with the terms of this Agreement and other modifications to or changes in the information set forth on the Register.
     (b) Notwithstanding any other provision of this Agreement, Units issued by the LLC after the Effective Date to Persons who are not members of an Equityholder Group will be deemed for purposes of Section 8.1(a)(iii) to be Units proposed to be Transferred by the Managing Member and will, accordingly, be subject to the provisions of Section 8.1(a)(iii), mutatis mutandis, as if such issuance by the LLC were a transfer by the Managing Member and treating holders of Units so issued as members of the Managing Member’s Equityholder Group.
     7.2. Register. The Register will be the definitive record of ownership of each Unit and all relevant information with respect to each Member. Unless the Managing Member determines otherwise, Units will be uncertificated and recorded in the books and records of the LLC.
     7.3. Splits, Distributions and Reclassifications. The LLC will not in any manner subdivide (by any Unit split, Unit distribution, reclassification, recapitalization or otherwise) or combine (by reverse Unit split, reclassification, recapitalization or otherwise) any class or series of the outstanding Units unless an identical event is occurring with respect to
     (a) all other classes or series of the outstanding Units, and
     (b) all classes or series of Equity Securities (including Class A Common Stock and Class B Common Stock), in which event the Managing Member will cause the classes or series of Units to be subdivided or combined concurrently with and in the same manner and to the same extent as the classes or series of Equity Securities of the Company.
     7.4. Cancellation or Redemption of Equity Securities and Units.
     (a) Any time a share of Class B Common Stock is exchanged as set forth in Section 7.9 for a share of Class A Common Stock, then one Class B Common Unit will be cancelled without any further consideration other than that specified in Section 7.9, and one Class A Common Unit and one Voting Unit will be issued to the Company.

     (b) Any time any shares of Class A Common Stock or other Equity Securities are redeemed, repurchased, acquired, cancelled or terminated by the Company (other than any shares of Class A Common Stock or Equity Securities that were issued by the Company to fund Other Business Activities), the Managing Member will cause the same number of Class A Common Units and the same number of Voting Units (or the same number of comparable securities of the LLC, as applicable) in the name of the Company to be redeemed, repurchased, acquired, cancelled or terminated by the LLC for the same consideration, if any, as the consideration paid by the Company so that the number of Class A Common Units held by the Company at all times equals the number of shares of Class A Common Stock outstanding. If the Company redeems shares of Class B Common Stock (other than any shares of Class B Common Stock that were issued by the Company to fund Other Business Activities) for cash, the Managing Member will simultaneously cause the same number of Voting Units in the name of the Company to be redeemed for the same cash consideration.
     (c) If a Member Transfers a share of Class B Common Stock (as otherwise permitted by the Equityholders’ Agreement and the Charter) without Transferring a corresponding Unit in accordance with the terms of this Agreement, the share of Class B Common Stock will be immediately redeemed by the Company for its Par Value per share in accordance with the terms of the Equityholders’ Agreement and the Charter.
     (d) If a Member Transfers a Class B Common Unit (as permitted by this Agreement) without Transferring a corresponding share of Class B Common Stock, the corresponding number of shares of Class B Common Stock held by that Member will be immediately redeemed by the Company for its Par Value per share in accordance with the terms of the Equityholders’ Agreement and the Charter.
     (e) If, pursuant to Section 2.13(e) or Section 2.13(f) of the Equityholders’ Agreement, Sprint is reissued shares of Class B Common Stock in exchange for a payment to the Company of an amount in cash equal to the aggregate Par Value of the shares of Class B Common Stock to be so reissued, then the Company will contribute to the LLC the amount of cash so received from Sprint and the LLC will issue to the Company a number of Voting Units equal to the number of shares of Class B Common Stock reissued to Sprint.
     7.5. Incentive Plans. At any time the Company issues a share of Class A Common Stock under an Incentive Plan (whether by the exercise of a stock option or the grant of a restricted share award or otherwise), the following will occur:
     (a) the net proceeds (including without limitation the amount of the exercise price paid by the owner or the promissory note representing any loan made by the Company to the owner with respect to a stock purchase award, which promissory note will be deemed to have a fair market value equal to the original principal balance of that promissory note) received by the Company with respect to the share of Class A Common Stock, if any, will be paid or transferred by the Company to the LLC, which amounts will be treated for U.S. federal income tax purposes as having been paid to the LLC by the person to whom the share of Class A Common Stock is to be issued;

     (b) the Company will be deemed to make an additional Capital Contribution to the LLC of an amount of cash equal to
     (i) the current per share market price of a share of Class A Common Stock on the date the share is issued (or, if earlier, the date the related option is exercised), reduced by
     (ii) the amount paid to the LLC as described under subsection (a) above;
     (c) the LLC will be deemed to purchase from the Company a share of Class A Common Stock for an amount of cash equal to the sum of
     (i) the additional deemed Capital Contribution made by the Company to the LLC in subsection (b) above and
     (ii) the amount paid to the LLC as described under subsection (a) above, and to deliver such share of Class A Common Stock to its owner under the Incentive Plan (the parties acknowledging that the deemed purchase will not cause the LLC to own the shares for any purpose, including, without limitation, for the purpose of determining stockholders entitled to receive dividends or vote);
     (d) in exchange for the payment by the Company to the LLC described in subsection (a) above and the deemed Capital Contribution by the Company to the LLC described in subsection (b) above (which aggregate amount will be credited to the Capital Account of the Company), the LLC will issue to the Company one Class A Common Unit and one Voting Unit registered in the name of the Company for each share of Class A Common Stock issued by the Company under the Incentive Plan;
     (e) the LLC will claim any compensation deductions attributable to the issuance or vesting, as the case may be, of shares of Class A Common Stock and any other deductions available by reason of shares issued pursuant to an Incentive Plan (including, as applicable, as a result of an election under Code Section 83(b)), which deductions will be allocated among the Members in accordance with the allocation rules in Article V;
     (f) if the owner of any share of Class A Common Stock issued pursuant to an Incentive Plan has timely made an election under Code Section 83(b) with respect to that share of Class A Common Stock and the share of Class A Common Stock is subsequently forfeited, then each of the actual and deemed steps described in subsections (a) through (e) above with respect to that share of Class A Common Stock will be reversed including, without limitation, the reversion of that share of Class A Common Stock to the Company, the cancellation of the Class A Common Unit and Voting Unit issued to the Company and the reversal, if and to the extent required by Regulations Section 1.83-6(c) or other applicable Tax law, of any compensation deductions previously allocated to the Members; and
     (g) if a share of Class A Common Stock issued under an Incentive Plan is subject to a substantial risk of forfeiture and is not transferable for purposes of Code Section 83, and if a valid election under Code Section 83(b) has not been made with respect to such share of Class A Common Stock, the foregoing transactions shall be deemed to occur for U.S. federal income tax purposes when such share of Class A Common Stock is either transferable or no longer subject to a substantial risk of forfeiture for purposes of Code Section 83. Until such time, for U.S. federal income tax purposes (including for purposes of maintaining Capital Accounts and computing Profits, Losses and related items), such share of Class A Common Stock shall not be deemed to have been issued and any distributions with respect to such share of Class A Common Stock shall for such purposes be treated as compensation paid to the holder thereof by the LLC.

     7.6. Exercisable Rights. Except as provided in Section 7.5 and Section 7.9, any time the Company issues any shares of capital stock on the exercise of any rights, options, warrants or any convertible or exchangeable securities having the right to convert into, exchange for, subscribe for or purchase any shares of Class A Common Stock or other capital stock of the Company (“Exercisable Rights”), other than shares of Class A Common Stock or other capital stock issued on the exercise of Exercisable Rights attributable to the funding by the Company of any Other Business Activities, the following will occur:
     (a) the net proceeds (including without limitation the amount of the exercise price paid by the owner) received by the Company with respect to the share of Class A Common Stock or other capital stock of the Company, if any, will be concurrently transferred and paid by the Company to the LLC as an additional Capital Contribution; and
     (b) on the date an Exercisable Right is exercised, the LLC will issue Units as follows:
     (i) in the case of an issuance of shares of Class A Common Stock on the exercise of Exercisable Rights, the LLC will issue to the Company an equal number of Class A Common Units and an equal number of Voting Units registered in the name of the Company; and
     (ii) in the case of an issuance by the Company of any other capital stock on the exercise of Exercisable Rights, then the LLC will issue an equal number of Units of a class or series of Units as the corresponding class or series of Equity Securities issued by the Company with respect to the exercise of the Exercisable Rights.
The Members agree to treat the issuance of Units pursuant to this Section 7.6 as having been issued upon the exercise of rights issued under Section 7.7(a) and in accordance with Proposed Treasury Regulations Sections 1.704-1(b)(2)(iv)(s) and 1.704-1(b)(4)(ix) (and any successor provisions thereto).
     7.7. Issuances of Equity Securities.
     (a) Except as provided in Sections 7.5 or 7.6 or Sections 7.7(b) and (c) below, and except for any Equity Securities issued by the Company to fund Other Business Activities, which will not be taken into consideration for purposes of applying this Section 7.7, any time the Company issues any Equity Securities (other than compensatory options issued pursuant to an Incentive Plan), the following will occur:
     (i) the Company will contribute to the capital of the LLC an amount of cash equal to the issue price of the Class A Common Stock or other Equity Securities (or, in the case of the issuance of Equity Securities in exchange for property, then the property received in exchange for the issuance of those Equity Securities) and the Capital Account of the Company will be increased by the amount of cash and the fair market value of the property contributed;

     (ii) the LLC will issue Units or other securities as follows:
     (A) in the case of an issuance of shares of Class A Common Stock, the LLC will issue an equal number of Class A Common Units to the Company and an equal number of Voting Units registered in the name of the Company; and
     (B) in the case of an issuance of any securities not covered under clause (A), the LLC will issue an equal number of Units or other securities (including Voting Units, if applicable) with designations, preferences and other rights, terms and conditions (other than financial covenants applicable to the Company, its Subsidiaries or direct or indirect parent entities) that are substantially the same as the designations, preferences and other rights, terms and conditions of the other Equity Securities, registered in the name of the Company.
     (b) If a holder of Class B Common Units exercises its preemptive rights under Section 3.5(c) of the Equityholders’ Agreement to purchase Alternative New Securities (as described in such Section 3.5(c)) in lieu of New Securities (as defined in the Equityholders’ Agreement), the holder of Class B Common Units will be entitled to purchase a number of Alternative Units as provided under Section 3.5(c) of the Equityholders’ Agreement in connection with that exercise of preemptive rights. The Alternative Units purchased in accordance with the preceding sentence will have economic and other rights (other than voting rights) that are the same as the economic and other rights (other than voting rights) of the applicable New Securities. The price paid for the Alternative Units will be that portion of the price for the New Securities set forth in the Notice of Issuance delivered pursuant to Section 3.5(b) of the Equityholders’ Agreement allocated between the Company and the LLC based on the relative value of the Alternative Voting Securities and the Alternative Units. The portion of the purchase price attributable to Alternative Voting Securities will be payable to the Company and the Company will contribute such amount to the LLC in exchange for an equal number of Voting Units registered in the name of the Company. The portion of the purchase price attributable to the Alternative Units will be payable directly to the LLC as provided in Section 3.5(g) of the Equityholders’ Agreement and the Capital Account of the holder of Class B Common Units shall be adjusted accordingly.
     (c) The intent of this Section 7.7 and Sections 7.3, 7.4, 7.5 and 7.6 is to ensure that
     (i) the number of Voting Units held by the Company and any of its Subsidiaries will at all times equal the sum of
     (A) the number of shares of Class A Common Stock outstanding, and
     (B) the number of shares of Class B Common Stock outstanding, and
     (C) without duplication, the number of Voting Securities (as defined in the Equityholders’ Agreement) outstanding, and
     (ii) the number of Class A Common Units held by the Company will at all times equal the number of shares of Class A Common Stock outstanding; and
     (iii) the number of Class B Common Units outstanding will at all times equal the number of shares of Class B Common Stock outstanding;

except that, (x) with respect to subsection (iii) above, if a redemption of shares of Class B Common Stock has occurred under Sections 7.4(c), 7.4(d), 7.11(b), 8.2(b) or 8.2(c) or Section 2.13(d) of the Equityholders’ Agreement, then the number of shares of Class B Common Stock that are outstanding will equal the number of outstanding Class B Common Units less the number of shares of Class B Common Stock so redeemed, and the provisions of this Section 7.7 and Sections 7.3, 7.4, 7.5 and 7.6 will be interpreted consistently with that intent and (y) any Equity Securities issued by the Company to fund Other Business Activities, will not be taken into consideration for purposes of applying this Section 7.7.
     7.8. Registered Members. The LLC will be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and will not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it will have express or other notice thereof, except as otherwise provided by the Act.
     7.9. Exchange of Units.
     (a) Subject to adjustment as provided in this Section 7.9, and on or after the date that is 91 days after the Adjustment Date in the case of all holders of Class B Common Units (the “Lock-up Period”), each holder of a Unit (other than the Company and its Subsidiaries) will be entitled to exchange, from time to time, any or all of the holder’s Units, as follows:
     (i) in the case of Class B Common Units, one Class B Common Unit together with one share of Class B Common Stock will be exchangeable for one share of Class A Common Stock (the “Common Unit Exchange Rate”), as provided in Section 5.1 of the Charter, and
     (ii) in the case of Units other than Class B Common Units, the Units will be exchangeable for the Equity Securities or Units as are provided in the terms of the exchangeable Units, including the designated exchange rate (the “Unit Exchange Rate” and, together with the Common Unit Exchange Rate, the “Exchange Rate”).
If any such exchange is being made to enable the holder to participate in a tender offer made pursuant to Section 8.1(e), the exchange may, at the option of such holder, be conditioned upon the closing of such tender offer, in which case such holder shall not be deemed to have effected such exchange until immediately prior to the expiration of the relevant tender offer period (any such exchange, a “Conditional Exchange”).
     (b) Notwithstanding the Lock-Up Period, each Member holding Class B Common Units may at any time following the Adjustment Date exchange pursuant to Section 7.9(a) a number of shares of Class B Common Stock together with a corresponding number of Class B Common Units, not in excess of ten percent (10%) of the total number of shares of Class B Common Stock and a corresponding number of Class B Common Units, issued to such Member at the Closing for an equal number of shares of Class A Common Stock.
     (c) Any exchange right under Section 7.9(a) will be exercised by a written notice to the Company and the LLC from the holder of the Units (the “Exchange Notice”)
     (i) stating that the holder desires to exchange a stated number of Units and capital stock of the Company under Section 5.1 of the Charter and Section 7.9(a), and

     (ii) specifying (x) a date that is not less than seven Business Days nor more than 20 Business Days after delivery of the Exchange Notice on which the exchange is to be completed or (y) that the exchange is a Conditional Exchange (the “Exchange Date”).
The Exchange Notice must be accompanied by instruments of transfer to the Company, in form satisfactory to the Company and to the Company’s transfer agent (the “Transfer Agent”), duly executed by the holder or the holder’s duly authorized attorney, and transfer Tax stamps or funds therefor, if required under Section 7.9(g), in respect of the Units to be exchanged, in each case delivered during normal business hours at the offices of the Company or at the office of the Transfer Agent. Once an Exchange Notice has been validly delivered to the Company and the LLC, such Exchange Notice shall be binding on the applicable holder of Units delivering such Exchange Notice, and may not be rescinded or withdrawn or otherwise amended by such holder of Units. Notwithstanding the foregoing, no holder of a Unit will be entitled to exchange the Unit if the exchange would be prohibited under Law.
     (d) On the Exchange Date, following the surrender for exchange of Units in the manner provided in this Section 7.9 and the payment in cash to the Company of any amount required by Section 7.9(g), the Company will deliver or cause to be delivered, as the case may be, at the offices of the Company or at the office of the Transfer Agent, the number of shares of Class A Common Stock or other Equity Securities issuable on the exchange, issued in the name or names as the holder may direct. On the Exchange Date, all rights of the holder of the exchanged Units as a Member of the LLC with respect to the Units will cease, and the person or persons in whose name or names the shares of Class A Common Stock or other Equity Securities are to be issued will be treated for all purposes as having become the record holder or holders of the shares of Class A Common Stock or other Equity Securities.
     (e) The Exchange Rate will be adjusted accordingly if there is:
     (i) any Recapitalization Event with respect to any class or series of Units that is not accompanied by an identical Recapitalization Event with respect to the corresponding class or series of Equity Securities; or
     (ii) any Recapitalization Event with respect to any class or series of Equity Securities that is not accompanied by an identical Recapitalization Event with respect to the corresponding class or series of Units. In the event of a Recapitalization Event as a result of which one class or series of Equity Securities is converted into another class or series of Equity Securities, then a holder of the corresponding class or series of Units will be entitled to receive on exchange the amount of the security that the holder would have received if the exchange of Units had occurred immediately before the effective date of the Recapitalization Event. Except as may be required in the immediately preceding sentence, no adjustments in respect of dividends will be made on the exchange of any Unit, except that if the Exchange Date with respect to a Unit occurs after the record date for the payment of a dividend or other distribution on Units but before the date of the payment, then the registered holder of the Unit at the close of business on the record date will be entitled to receive the dividend or other distribution payable on the Unit on the payment date (without duplication of any distribution to which such holder may be entitled under Section 4.4(a)) notwithstanding the exchange of the Unit or the default in payment of the dividend or distribution due on the Exchange Date.

     (f) The Company will at all times reserve and keep available out of its authorized but unissued Equity Securities, solely for the purpose of issuance on exchange of Units (together with any corresponding Equity Securities), the number of Equity Securities issuable on the exchange of all the outstanding Units, except that nothing in this Agreement will be construed to preclude the Company from satisfying its obligations in respect of the exchange of the Units by delivery of purchased Equity Securities that are held in the treasury of the Company. The Company covenants that all Equity Securities that are issued on exchange of Units will, on issue, be validly issued, fully paid and non-assessable.
     (g) The issuance of Equity Securities on exchange of Units will be made without charge to the holders of the Units for any stamp or other similar Tax in respect of the issuance, except that if the shares are to be issued in a name other than that of the holder of the Units exchanged, then the person or persons requesting the issuance will pay to the Company the amount of any Tax payable in respect of any transfer involved in the issuance or will establish to the satisfaction of the Company that the Tax has been paid or is not payable.
     (h) In addition to the exchange right set forth in Section 7.9(a), at the option of a Unit Holding Company to be exercised by delivery of a written notice in a manner similar to an Exchange Notice under Section 7.9(c), any holder of 100% of the equity securities of a Unit Holding Company (a “Unit Holding Company Stockholder”) may cause a Unit Holding Company to merge with and into a Company Disregarded Subsidiary in a merger in which the Company Disregarded Subsidiary is the surviving entity, in exchange for a number of shares of Class A Common Stock equal to the number of Class B Common Units (and a corresponding number of shares of Class B Common Stock) held by such Unit Holding Company (a “Holding Company Exchange”). The Company and its Affiliates will use Reasonable Best Efforts (x) to effect each Holding Company Exchange in a manner that is tax-free to the Unit Holding Company and the owner of such Unit Holding Company for U.S. federal income tax purposes and (y) not to take any action that would reasonably be expected to cause a Holding Company Exchange not to be treated as a tax-free transaction for U.S. federal income tax purposes. If a Holding Company Exchange is effected pursuant to this Section 7.9(h), the Unit Holding Company Stockholder and its Affiliates will be responsible for, and will indemnify and hold the Company and each of its Affiliates harmless against, (X) Tax of a Unit Holding Company incurred in such Holding Company Exchange and (Y) all liabilities of the Unit Holding Company and its Affiliates (including liabilities for Taxes not described in clause (X)) to the extent such liabilities are attributable to periods through and including the effective date of the Holding Company Exchange, except to the extent attributable to the period after the closing of the Holding Company Exchange, including any liability of the Unit Holding Company arising by reason of being a member of an affiliated, combined, consolidated or other Tax group on or prior to the Holding Company Exchange, in each case, in a manner that is reasonably satisfactory to the Company.
     7.10. Preemptive Rights.
     (a) Each Member (other than the Company, but including Eagle River for purposes of this Section 7.10) will have the right to purchase its Preemptive Right Pro Rata Share (as defined below) of New Units (as defined in Section 7.10(d)) that the LLC may from time to time propose to issue. A Member’s (other than Eagle River’s) “Preemptive Right Pro Rata Share” will be, at any given time, that proportion, calculated before any proposed issuance of New Units, that the number of Common Units owned by a Member at that time bears to the total number of Common Units issued and outstanding at that time. For purposes of this Section 7.10, Eagle River’s Preemptive Right Pro Rata Share will equal a number of Units that corresponds to the number of shares of New Securities that Eagle River would have been entitled to purchase as its Preemptive Right Pro Rata Share under Section 3.5 of the Equityholders’ Agreement had the New Units been New Securities issued by the Company.

     (b) If the LLC proposes to issue New Units, it will give the Members a written notice (the “Notice of Issuance”) of its intention to sell New Units, setting forth the price, the identity of the proposed purchaser(s) (if known) and the principal terms on which the LLC proposes to issue the New Units. Each Member (other than the Company) will have 30 days from the date of receipt of any Notice of Issuance (“New Units Notice Period”) to elect to purchase a number of New Units up to its Preemptive Right Pro Rata Share of New Units (in each case calculated before the issuance and rounded to the nearest whole Unit), for the price and on the terms specified in the Notice of Issuance, by giving written notice to the LLC stating the number of New Units to be purchased.
     (c) The LLC will have 180 days after the date of the Notice of Issuance to consummate the sale of any New Units with respect to which the Members’ preemptive rights were not exercised, at or above the price and on terms not more favorable, in the aggregate, to the purchasers of the New Units than the terms specified in the initial Notice of Issuance given in connection with that sale.
     (d) For purposes of this Agreement, “New Units” means any Units of the LLC issued (or to be issued) after the Effective Date, whether now or hereafter authorized, and any rights, options, warrants or other rights to purchase or acquire Units, and securities of any type whatsoever that are, or may become, exchangeable or exercisable for or convertible into Units. The term “New Units” does not include, and the preemptive rights described in this Section 7.10 will not be exercisable with respect to, any of the following:
     (i) Units issued under Sections 7.4(a), 7.5 and 7.6;
     (ii) Units or other securities issued to officers, employees or directors of the LLC in connection with a person’s employment or director arrangements with the LLC under any employee benefit plan of the LLC adopted by the Managing Member including but not limited to any Incentive Plan;
     (iii) Units or other securities issued in connection with any Recapitalization Event of the LLC approved by the Managing Member;
     (iv) Units or other securities issued in connection with the acquisition of another business entity or business segment of another entity by the Company or any Subsidiary of the Company, or in connection with the acquisition of 2.5 GHz Spectrum by the Company or any Subsidiary of the Company;
     (v) Units issued in connection with the exercise of any right, option or warrant to acquire Units, or the conversion of any securities into Units, in any case that (x) were outstanding prior to the Effective Date or (y) were issued after the Effective Date and were treated as New Units in respect of which preemptive rights were offered pursuant to this Section 7.10;
     (vi) Units issued under Section 4.3 of the Transaction Agreement;

     (vii) Units or other securities issuable or issued to consultants, vendors, lessors or others with whom the LLC conducts business (other than the Members and their respective Affiliates), as long as
     (A) the Units or other securities are issued directly in a transaction approved by the Company Board, and
     (B) the issuance of Units or other securities is not for financing purposes;
     (viii) Units or other securities issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financing or similar transactions, as long as the Units or other securities are issued directly in a transaction approved by the Company Board;
     (ix) Units or other securities issued (other than to any Member or any of its Affiliates) in transactions involving technology licensing, research or development activities, the use or acquisition of strategic assets, properties or rights, or the distribution, manufacture or marketing of the LLC’s products, as long as
     (A) the Unit or other securities are issued directly in a transaction approved by the Company Board and
     (B) the issuance of Units or other securities is not for financing purposes,
     and
     (x) Units issued under Section 7.7(b) of this Agreement and Section 3.5(c) of the Equityholders’ Agreement in connection with the exercise of preemptive rights by certain Equityholders.
     (e) The closing of the purchases of a Member’s Preemptive Right Pro Rata Share of New Units under this Section 7.10 will take place at the offices of the Company on a date specified by the exercising Members, which will be within 30 days after the exercise of the Member’s rights under this Section 7.10, or (if later) within 10 days after the receipt of all required regulatory approvals. At the closing, the LLC and the Company will deliver, or cause to be delivered, to the purchasing Member, certificates (if applicable) representing the New Units to be purchased by the purchasing Member, in the name of the purchasing Member, against payment of the purchase price therefor, as provided below; and the purchasing Member will deliver to the LLC and to the Company an amount in cash by wire transfer in immediately available funds equal to the product of the applicable price per share determined in the Notice of Issuance multiplied by the number of New Units to be acquired by the purchasing Member.
     (f) After giving a Notice of Issuance, the LLC may close (prior to the expiration of the New Units Notice Period) the sale of any portion of the New Units that is not subject to preemptive rights under this Section 7.10 or as to which any Member has affirmatively waived its rights under this Section 7.10.

     (g) The rights under this Section 7.10 will terminate with respect to a Member if and when such Member and its Permitted Transferees and Permitted Designees cease to own, in the aggregate, a number of Non-Voting Units equal to at least 50% of the Original Units of such Member. The rights under this Section 7.10 with respect to Eagle River will terminate when Eagle River ceases to have the right to exercise its preemptive rights under Section 3.5 of the Equityholders’ Agreement.
     (h) The Strategic Investors, acting through the Strategic Investor Representative, will exercise their rights pursuant to this Section 7.10 as a group, and the Strategic Investor Group will be deemed to be a single “Member” for purposes of calculating its Preemptive Right Pro Rata Share under Section 7.10(a). Unless the Strategic Investors otherwise agree (as notified by the Strategic Investor Representative to the Managing Member and the remaining Members) New Units acquired by the Strategic Investor Group will be allocated among the Strategic Investors based on their relative Percentage Interests within the Strategic Investor Group.
     7.11. Permitted Designee.
     (a) Any right of a Member under this Agreement to acquire additional Units may be exercised, at the option of the Member, by a Permitted Designee of such Member, subject to the remainder of this Section 7.11 and the limit on the applicable Equityholder Group’s Maximum Number of Holders under Section 8.1(a). If a Member desires for a Permitted Designee to acquire Units in lieu of the Member, the Member will notify the Managing Member in writing. As a condition to such acquisition, the Member will cause the Permitted Designee to execute and deliver to the Managing Member and each other Member an Assignment and Assumption Agreement in the form attached as Exhibit D, and upon consummation of the acquisition of Units, the Permitted Designee will be a Member and will be subject to all rights and obligations of a Member owning the acquired Units under this Agreement.
     (b) Except as provided in Section 8.12, before any Permitted Designee ceases to qualify as a Permitted Designee of the relevant Member, it will Transfer full legal and beneficial ownership of its Units to the relevant Member or, subject to this Section 7.11, another Permitted Designee of the relevant Member. If such Transfer is not made in accordance with the immediately preceding sentence, then in addition to all other remedies available at law or in equity, any shares of Class B Common Stock held by such non-qualifying Permitted Designee will be immediately redeemed by the Company for their Par Value per share in accordance with the terms of the Equityholders’ Agreement and the Charter.
ARTICLE VIII
TRANSFER RESTRICTIONS
     8.1. Member Transfers.
     (a) A Member (including the Managing Member) may Transfer all or any portion of its Units (either with or without the corresponding shares of Common Stock), and may permit its Transferees to Transfer all or any portion of the Units Transferred to them (either with or without the corresponding shares of Common Stock), as long as (and in addition to any other requirements of the Member under this Agreement with respect to such Transfer):
     (i) at least ten days prior to consummating a Transfer (whether by the Member or by its Transferee), the Member (or the applicable Transferee) notifies the Managing Member in writing,

     (ii) as a condition to consummating the Transfer, any Transferee (other than (x) a Transferee in an Exchange Transaction, (y) a Permitted Transferee or a Permitted Designee and (z) as provided in Section 8.8(h), Eagle River) (any such Transferee, an “Assignee”) executes and delivers to the LLC and the Members an Assignee Agreement in the form attached as Exhibit E, and
     (iii) the Transfer (whether by the Member or by its Transferee) would not cause the Initial Units of the applicable Member’s Equityholder Group (as defined in subsection (b) below) to be held of record by more than that Equityholder Group’s Maximum Number of Holders (as set forth on Exhibit F) and would not cause the Initial Units of the applicable Member’s Equityholder Group to be considered to be held, for purposes of Regulations Section 1.7704-1(h)(1), taking into account the rules of Regulations Section 1.7704-1(h)(3), by a number of partners for purposes of Code Section 7704 that is greater than the Maximum Number of Holders of the applicable Equityholder Group. For purposes of determining the number of holders of record of an Equityholder Group’s Initial Units, except as provided in the remainder of this subsection (iii), each Person will be treated as a separate holder, regardless of whether the Person is an Affiliate of another holder, a Permitted Transferee of another holder, or otherwise. Notwithstanding the foregoing, another Person will not be treated as a separate holder of record (solely for determining the number of holders of record as a result of the Transfer to that Person) as long as that Person already held Units immediately prior to the applicable Transfer (“Preexisting Holder”). Any subsequent Transfers by a Preexisting Holder of the Units Transferred to it in accordance with the immediately preceding sentence will be treated as subsequent Transfers by the Equityholder Group whose Initial Units were Transferred to the Preexisting Holder, and any holders that result from that subsequent Transfer (other than holders that are also Preexisting Holders) will be treated as additional holders of the Initial Units of that Equityholder Group. Accordingly, the Preexisting Holder will comply with any Transfer limitations imposed on the applicable Equityholder Group by this Section 8.1. For purposes of this subsection (iii), if a Preexisting Holder holds the Initial Units of more than one Equityholder Group, Units that were received first by the Preexisting Holder will be deemed to be Transferred first.
     (b) For purposes of this Section 8.1, an “Equityholder Group” means,
     (i) in the case of Sprint, Sprint HoldCo, LLC;
     (ii) in the case of Eagle River, Eagle River;
     (iii) in the case of Intel, Intel Capital Wireless Investment Corporation 2008A, Intel Capital Wireless Investment Corporation 2008B, and Intel Capital Wireless Investment Corporation 2008C.
     (iv) in the case of Comcast, Comcast Wireless Investment I, Inc., Comcast Wireless Investment II, Inc., Comcast Wireless Investment III, Inc., Comcast Wireless Investment IV, Inc., and Comcast Wireless Investment V, Inc.;
     (v) in the case of TWC, TWC Wireless Holdings I LLC, TWC Wireless Holdings II LLC, and TWC Wireless Holdings III LLC;
     (vi) in the case of BHN, BHN Spectrum Investments, LLC and

     (vii) in the case of the Managing Member, the Managing Member.
     (c) If any of its Units are Transferred in a Transfer that is not permitted under Section 8.1(a) above, such Transfer will be void ab initio.
     (d) For the avoidance of doubt, nothing in this Section 8.1 will limit
     (i) the right of any holder of Class B Common Units (and corresponding shares of Class B Common Stock) to exchange all or any portion of its Class B Common Units (together with the corresponding shares of Class B Common Stock) for shares of Class A Common Stock pursuant to Section 7.9 and Article 5 of the Charter, or
     (ii) any subsequent Transfer of those shares of Class A Common Stock.
     (e) None of Sprint, the Strategic Investors, Intel or any of their respective Affiliates will Transfer (other than to a Permitted Transferee pursuant to Section 8.2), whether directly or indirectly, all or any portion of its Units (or the Equity Securities that correspond to the Units) to a single person or group (as those terms are defined below) in a transaction or a series of related transactions that would result in the Transferee person or group (other than any of Sprint, the Strategic Investors or Intel or their respective Permitted Transferees or Permitted Designees), together with its or their Permitted Transferees or Permitted Designees, having an aggregate Percentage Interest immediately after the proposed Transfer equal to or greater than the Specified Percentage, unless the following occurs:
     (i) The provisions of Sections 3.3 and 3.6 of the Equityholders’ Agreement have been complied with in full.
     (ii) As a condition to consummating the Transfer,
     (A) the Transferee makes (or causes another Person to make) a tender offer to the holders of Class A Common Stock to purchase all shares of Class A Common Stock at a price per share equal to or greater than the price per Unit that the Transferee proposes to pay for the Units (including the corresponding Equity Securities) proposed to be Transferred, and
     (B) all shares of Class A Common Stock that are properly tendered and not withdrawn are purchased by the Transferee.
     (iii) If the consideration proposed to be paid for the Units (including the corresponding Equity Securities) is other than cash, then the same form of consideration is offered to the holders of Class A Common Stock.
     (iv) The tender offer described in subsection (ii) above is conducted in compliance with Law, including the rules and regulations under the Exchange Act, and is not subject to any conditions other than those contained in the agreement governing the proposed Transfer.
     (v) The agreement governing the proposed Transfer sets forth the obligation described in this Section 8.1(e) and states that the holders of Class A Common Stock are intended third party beneficiaries of the provision setting forth such obligation.

For purposes of this Section 8.1(e), “person” and “group” have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision.
     (f) Notwithstanding any other provision of this Agreement, without the prior written consent of Members (other than the Managing Member) collectively holding a Percentage Interest relative to the Percentage Interests of all such Members equal to at least 75%, the Managing Member may not transfer all or any portion of its Units other than a Transfer of Units that is part of a merger, consolidation, share or unit exchange, recapitalization, business combination or other similar transaction involving the LLC, in each case, that constitutes a Change of Control of the Company and the LLC and that has been approved by the Company Board and the stockholders of the Company as required by the Equityholders’ Agreement and Law.
     8.2. Permitted Transferees.
     (a) Subject to Section 8.1, a Member may Transfer all or any portion of its Units to a Permitted Transferee; provided that such Member gives written notice to the LLC of its intention to make a Transfer to such Transferee, stating the name and address of the Permitted Transferee, the Member’s relationship to the Permitted Transferee and the type and amount of Units to be Transferred. The LLC will give prompt notice of the Transfer to each other Member. As a condition to such Transfer, the Transferor Member will cause the Permitted Transferee to execute and deliver to the Managing Member and each other Member an Assignment and Assumption Agreement in the form of Exhibit D, and upon consummation of the Transfer, such Permitted Transferee will be a Member and will be subject to all rights and obligations of the Transferor Member under this Agreement.
     (b) Except as provided in Section 7.9(h) or Section 8.12, before any Permitted Transferee ceases to qualify as a Permitted Transferee of the relevant Member, such Permitted Transferee will Transfer full legal and beneficial ownership of the Units to the relevant Member or, subject to this Article VIII, another Permitted Transferee of the relevant Member. If such a Transfer is not made in accordance with the immediately preceding sentence, then in addition to all other remedies available at law or in equity, any Class B Common Stock held by such non- qualifying Permitted Transferee will be immediately redeemed by the Company for its Par Value per share in accordance with the terms of the Equityholders’ Agreement and the Charter.
     (c) Except as provided in Section 8.12, before any Member (if not a Parent), or any Subsidiary of a Parent that Controls such Member, ceases to be a direct or indirect wholly owned Subsidiary of its Parent, or, in the case of BHN, less than 100% of the economic and voting interests in BHN cease to be Controlled by BHN’s Parent, such Member will Transfer full legal and beneficial ownership of its Units to its Parent or, subject to this Article VIII, another Permitted Transferee of its Parent. In the event of a breach of the immediately preceding sentence, then, in addition to all other remedies available at law or in equity, each share of Class B Common Stock held by such Member will be immediately redeemed by the Company for its Par Value per share in accordance with the terms of the Equityholders’ Agreement and the Charter.

     8.3. Further Restrictions.
     (a) Notwithstanding any other provision of this Agreement, in no event may any Transfer of a Unit be made by any Member, Assignee, Permitted Transferee or Permitted Designee if:
     (i) the Transfer is made to any Person who lacks the legal right, power or capacity to own the Unit;
     (ii) the Transfer would require the registration of the Transferred Unit or of any class or series of Unit under any applicable United States federal or state securities Laws (including, without limitation, the Securities Act or the Exchange Act) or other foreign securities Laws or would constitute a non-exempt distribution under applicable state securities Laws;
     (iii) the Transfer would cause any portion of the assets of the LLC to constitute assets of any employee benefit plan under the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations;
     (iv) the Transfer would cause any portion of the assets of the LLC to become “plan assets” of any benefit plan investor within the meaning of regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations, or to be regulated under the Employee Retirement Income Security Act of 1974, as amended from time to time; or
     (v) to the extent reasonably requested by the Managing Member, the LLC does not receive the legal and tax opinions and written instruments (including, without limitation, copies of any instruments of Transfer and the Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form reasonably satisfactory to the Managing Member.
     (b) Notwithstanding any other provision of this Agreement, no Member (including the Managing Member), Assignee, Permitted Transferee or Permitted Designee will Transfer any or all of its Units, or take (or permit any Affiliate to take) any other action, if the Transfer or action would cause the LLC to have more than 100 partners for purposes of Regulations Section 1.7704-1(h)(1), taking into account the rules of Regulations Section 1.7704-1(h)(3), or otherwise could (by itself or in conjunction with other actions) reasonably be expected to result in the LLC being treated as a “publicly traded partnership” within the meaning of Code Section 7704 and the Regulations promulgated thereunder. For purposes of the preceding sentence, each Member (including the Managing Member), Assignee, Permitted Transferee or Permitted Designee shall both be permitted and required, as the case may be, to assume that the Initial Units of each other Equityholder Group are held, for purposes of Regulations Section 1.7704-1(h)(1), taking into account the rules of Regulations Section 1.7704-1(h)(3), by a number of partners equal to the Maximum Number of Holders of the applicable Equityholder Group, and shall be required to take into account any additional information as to the number of partners for purposes of Code Section 7704 (for example, as to Units issued after the Effective Date) provided to such Member in writing by the Managing Member. Notwithstanding any other provision of this Agreement, no such Member, Assignee, Permitted Transferee or Permitted Designee will Transfer its Units, or take (or permit any Affiliate to take) any other action, to the extent that such Transfer or action would cause the Initial Units of the applicable Equityholder Group to be held, for purposes of Regulations Section 1.7704-1(h)(1), taking into account the rules of Regulations Section 1.7704-1(h)(3), by a number of partners that is greater than the Maximum Number of Holders of such Equityholder Group. For this purpose, except to the extent that Code Section 7704 requires otherwise, Section 8.1(a)(iii) (other than the first and last sentences thereof) shall apply, mutatis mutandis, in determining the number of partners for purposes of Code Section 7704 that hold Initial Units of an Equityholder Group. To the fullest extent permitted by Law, any Transfer or action in violation of this Section 8.3(b) will be null and void, ab initio.

     8.4. Rights of Assignees. The Transferee of any permitted Transfer under this Article VIII (other than (x) a Transfer in an Exchange Transaction, (y) a Transfer to a Permitted Transferee or a Permitted Designee and (z) as otherwise provided in Section 8.8(h) with respect to Eagle River) will be an Assignee, and only will receive, to the extent Transferred, the distributions and allocations of income, gain, loss, deduction, credit or similar item to which the Member that Transferred its Units would otherwise be entitled, and, unless otherwise required by Law, the Assignee will not be entitled or enabled to exercise any other rights or powers of a Member including any information rights that may be available to a Member under this Agreement, the Equityholders’ Agreement or under the Act.
     8.5. Admissions, Withdrawals and Removals. Except for Permitted Transferees and Permitted Designees and as otherwise provided in Section 8.8(h) with respect to Eagle River, no Person may be admitted to the LLC as an additional Member or substitute Member. No Member will be removed or entitled to withdraw from being a Member of the LLC except in accordance with Section 7.9 or Section 8.7. The Company may be removed as Managing Member only upon the affirmative vote of 75% of the outstanding Voting Units. The Managing Member may not Transfer all of its Units or withdraw from being the Managing Member of the LLC unless a new or substitute Managing Member has been admitted under this Agreement (and has not previously withdrawn), which new or substitute Managing Member may be deemed admitted effective simultaneously with the Transfer, and is hereby authorized to, and will, continue the LLC without dissolution. Except as otherwise provided in Article IX, no admission, substitution, withdrawal or removal of a Member will cause the dissolution of the LLC. To the fullest extent permitted by Law, any purported admission, withdrawal or removal that is not in accordance with this Agreement will be null and void.
     8.6. Void Transfers. Any Transfer or attempted Transfer of Units in violation of any provision of this Agreement will be void, ab initio.
     8.7. Withdrawal of Certain Members. If a Member ceases to hold any Units, then the Member will cease to be a Member and to have the power to exercise any rights or powers of a Member under this Agreement.
     8.8. Right of First Offer.
     (a) Subject to Section 8.1, 8.11 and the remaining provisions of this Section 8.8, if a Member (for purposes of this Section 8.8, a “Selling Member”) desires to Transfer (other than as part of an Excluded Transfer) all or any portion of its Units (the Units proposed to be Transferred by the Selling Member, the “Subject Units”), the Selling Member will notify each of the remaining Members that then owns (together with the particular Member’s Permitted Transferees and Permitted Designees) a number of Units equal to at least 50% of its Original Units (for purposes of this Section 8.8, such remaining Members and their respective Permitted Transferees and Permitted Designees, the “Non-Selling Members”) in writing prior to entering into any agreement with respect to the proposed Transfer of the Subject Units. That notice (the “Interest Notice”) will set forth the number of Subject Units that the Selling Member desires to Transfer, and the material terms of a transaction in which the Selling Member is willing to engage, including a proposed Transfer price, payable in cash.

     (b) Within 30 days of its receipt of the Interest Notice, each of the Non-Selling Members may notify the Selling Member in writing as to whether it intends to purchase all or any portion of the Subject Units on the terms and conditions set forth in the Interest Notice (the “Response Notice”). Any Response Notice from a Non-Selling Member who wishes to exercise its right to purchase more than the number of Subject Units set forth in subsection (i) below assuming all Non-Selling Members do not exercise their rights in full under this Section 8.8 will state the maximum number of Subject Units that it wishes to purchase. A Response Notice will constitute a binding and irrevocable election by the Non-Selling Member delivering such Response Notice to purchase the portion of the Subject Units specified therein.
     (i) If the Response Notices of the Non-Selling Members present an offer, collectively, for all but not less than all of the Subject Units, the parties will consummate the sale of the Subject Units at the time and in the manner set forth in Sections 8.8(b) and 8.8(c). Unless otherwise agreed by the Non-Selling Members, the right to purchase the Subject Units will be allocated among the Non-Selling Members pro rata based on their relative Percentage Interests as of the date of the Interest Notice (or, if fewer than all of the Non-Selling Members elect to purchase, based on the relative Percentage Interests (as of the date of the Interest Notice) of the Non-Selling Members that elect to purchase the Subject Units in accordance with this Section 8.8). If there are two or more Non-Selling Members that exercise their option to purchase more than their pro rata share of Subject Units for a total number of excess Subject Units in excess of the number of available Subject Units, such excess Subject Units shall be allocated among such Non-Selling Members on a pro rata basis based on their respective Percentage Interests as of the date of the Interest Notice. All calculations under this subsection (i) will be made on an as-converted to Class A Common Stock basis (i.e., each share of Class B Common Stock, plus one Class B Common Unit, will equal one share of Class A Common Stock in such calculations).
     (ii) If none of the Non-Selling Members delivers a Response Notice or if the Response Notices of the Non-Selling Members, collectively, present an offer for less than all of the Subject Units, the Non-Selling Members will be deemed to have declined to exercise their rights under this Section 8.8 and, subject to Section 8.1, Section 8.3, Sections 8.8(c) and 8.8(d), and Section 8.9 (if the Selling Member is the Principal Member), the Selling Member may proceed with the proposed Transfer of such Subject Units to the proposed Transferee based on the terms and conditions set forth in the Interest Notice.
     (c) A Selling Member may Transfer Subject Units pursuant to Section 8.8(b)(ii) to a proposed Transferee (other than a Non-Selling Member) only if:
     (i) the proposed Transferee is not an Affiliate of the Selling Member,
     (ii) the Transfer is consummated on arm’s-length terms at a price not lower, and on other terms and conditions no more favorable, in the aggregate, to the Transferee than those last offered by the Non-Selling Members, and
     (iii) the Selling Member enters into a definitive agreement to Transfer all of the Subject Units within 90 days of obtaining the right to do so in accordance with Section 8.8(b)(i) or (ii), as applicable, and consummates the Transfer within 180 days after entering into the definitive agreement (which 180-day period will be extended if the Transfer is subject to regulatory approval until the expiration of five Business Days after all such approvals have been received, but in no event later than 270 days after entering into the definitive agreement).

If the proposed Transfer does not comply with clauses (i) or (ii) above, or if the Selling Member fails to enter into a definitive agreement within the 90-day period, or fails to consummate the Transfer within the 180-day period (as may be extended pursuant to clause (iii) above), the Selling Member’s right to Transfer the Subject Units under those clauses will terminate, and the Selling Member will be required to initiate the process set forth in this Section 8.8 before Transferring all or any portion of its Units (other than in an Excluded Transfer).
     (d) If a Selling Member Transfers Subject Units to a proposed Transferee (other than a Non-Selling Member) in accordance with this Section 8.8, the Transfer by the Selling Member will be subject to the other terms and restrictions of this Agreement.
     (e) The closing of the purchase of any Subject Units by the Non-Selling Members will take place at the offices of the Company, or at another location mutually agreed by the parties to the sale, on a date mutually agreed by the parties to the sale that is no later than the latest of
     (i) the date specified in the Interest Notice as the intended date of the proposed Transfer, and
     (ii) 45 days after delivery of the applicable Response Notice or if approvals of any Governmental Authority are required, then five Business Days following the expiration of whatever period is required to obtain any necessary regulatory approvals in connection with the sale, but in no event more than 180 days after delivery of the applicable Response Notice.
     (f) At the closing of the purchase of any Subject Units by the Non-Selling Members, the Selling Member will deliver
     (i) if the Subject Units are certificated, a certificate or certificates for the Subject Units to be sold, in each case accompanied by stock powers with signatures guaranteed and all necessary stock transfer Taxes paid and stamps affixed, if necessary, or
     (ii) if the Subject Units are uncertificated, proper transfer instructions from the Selling Member or the Selling Member’s lawfully constituted attorney-in-fact, accompanied by evidence that all necessary stock transfer Taxes have been paid and evidence of compliance with appropriate procedures for transferring Units in uncertificated form, in either case against receipt of the purchase price therefor by certified or official bank check or by wire transfer of immediately available funds.
     (g) Notwithstanding the foregoing, the provisions of this Section 8.8 will not apply to (an “Excluded Transfer”):
     (i) any Transfer of Units that is part of a merger, consolidation, share or unit exchange, recapitalization, business combination or other similar transaction involving the LLC, in each case, that constitutes a Change of Control of the Company and the LLC and that has been approved by the Company Board and the stockholders of the Company as required by the Equityholders’ Agreement and Law,

     (ii) a Spin-Off Transaction; provided, however, that following a Spin-Off Transaction, the Spin-Off Entity will be subject to each of the obligations and enjoy each of the rights of the Spinning Entity for all purposes under this Agreement,
     (iii) a Transfer to a Permitted Transferee,
     (iv) any Exchange Transaction, or
     (v) any Transfer by a Tag-Along Member pursuant to Section 8.9.
     (h) For purposes of this Section 8.8, if the Company does not exercise its right to acquire any Subject Units pursuant to this Section 8.8, then
     (i) Eagle River will be considered a “Non-Selling Member” as long as Eagle River owns (together with Eagle River’s Permitted Transferees), at the time of delivery of a particular Interest Notice, at least 50% of the Eagle River Original Shares (as that term is defined in the Equityholders’ Agreement), and
     (ii) Eagle River’s Percentage Interest will be deemed to be its Percentage Interest in the Company (as that term is used in the Equityholders’ Agreement).
If Eagle River exercises its rights under this Section 8.8 and acquires Units in the LLC, then at that time, if not previously admitted as a Member, Eagle River will be admitted as a Member of the LLC by the Managing Member in accordance with Section 8.5.
     (i) The Strategic Investors, acting through the Strategic Investor Representative, will exercise their rights pursuant to this Section 8.8 as a group, and the Strategic Investor Group will be deemed to be a single “Non-Selling Member” for purposes of calculating the number of Subject Units which the Strategic Investor Group is entitled to purchase under Section 8.8(b)(i). Unless the Strategic Investors otherwise agree (as notified by the Strategic Investor Representative to the Selling Member and the other Members), Subject Units to be Transferred by or to the Strategic Investor Group (whether as a Selling Member or a Non-Selling Member) will be allocated among the Strategic Investors based on their relative Percentage Interests within the Strategic Investor Group.
     8.9. Tag-Along Rights.
     (a) Subject to Sections 8.1, 8.8 and 8.11 and the remaining provisions of this Section 8.9, if the Principal Member proposes to Transfer (other than as part of an Excluded Transfer described in clauses (ii), (iii), (iv) or (v) of Section 8.8(g)), in one transaction or a series of related transactions, directly or indirectly, all or any portion of its Units, and such transaction or series of related transactions would result in the proposed Transferee and its Affiliates (collectively referred to as the “Proposed Transferee”) having a Percentage Interest (assuming the Transferee would be admitted as a Member) immediately after the proposed Transfer equal to or greater than the Specified Percentage, then the Principal Member will promptly notify the other Members (other than the Company, but including Eagle River, if Eagle River has become a Member in accordance with this Agreement) (for purposes of this Section 8.9, the “Tag-Along Members”), in writing at least 30 days before the closing of the proposed Transfer (a “Tag-Along Notice”) setting forth the number of Units proposed to be Transferred (for purposes of this Section 8.9, the “Sale Units”), the nature of the proposed Transfer, the aggregate consideration to be paid for the Sale Units (including the type of consideration to be paid), the name and address of each Proposed Transferee, the proposed closing date of the Transfer and any other material information regarding the terms of the proposed Transfer and the Proposed Transferee.

     (b) With respect to Sale Units, each of the Tag-Along Members will have the right, exercisable on delivery of written notice to the Principal Member within 30 days after receipt of the Tag-Along Notice, to irrevocably elect to sell a portion of its Units, on the same terms and conditions as set forth in the Tag-Along Notice, in lieu of Sale Units. The number of Units to be substituted by each electing Tag-Along Member will equal the product of the number of Sale Units, multiplied by a fraction, the numerator of which is the number of Units owned by such Tag-Along Member and the denominator of which is the total number of Units owned by the Members at the time the Tag-Along Notice is delivered.
     (c) If none of the Tag-Along Members makes a timely election to exercise its tag-along rights under Section 8.9(b), the Principal Member may sell all, but not less than all, of the Sale Units to the Proposed Transferee provided that such Transfer is consummated on arm’s-length terms at a price not higher, and on other terms and conditions no more favorable, in the aggregate, to the Principal Member than the terms and conditions set forth in the Tag-Along Notice. In addition,
     (i) any material change in the terms and conditions contained in the Tag-Along Notice (that is more favorable to the Principal Member) will constitute a new proposal to Transfer for purposes of this Section 8.9, and
     (ii) definitive documents for the sale by the Principal Member must be executed on or prior to the 90th day following the expiration of the Tag-Along Members’ tag-along rights under this Section 8.9 and consummated within 180 days following the expiration of such tag-along rights (which 180-day period will be extended if the Transfer is subject to regulatory approval until the expiration of five Business Days after all such approvals have been received, but in no event later than 270 days following the expiration of such tag-along rights), and if the sale is not executed within the 90-day period and consummated within the 180-day period (as may be extended for the receipt of applicable regulatory approvals), the Sale Units will again become subject to the rights of the Tag-Along Members under this Section 8.9.
     (d) If any of the Tag-Along Members elects to exercise its tag-along rights under Section 8.9(b), the number of Sale Units to be Transferred by the Principal Member to the Proposed Transferee will be reduced by the applicable number of Units to be included in the Transfer by the applicable Tag-Along Members, and the Transfer to the Proposed Transferee will otherwise proceed in accordance with the terms of this Section 8.9 and the Tag-Along Notice.
     (e) The closing of the sale of any Units elected to be sold by the Tag-Along Members pursuant to this Section 8.9, will take place at the offices of the Company, or at another location mutually agreed by the parties to the sale, and on a date mutually agreed by the parties to the sale that is no later than the latest of

     (i) the date specified in the Tag-Along Notice as the intended date of the proposed Transfer to the Proposed Transferee,
     (ii) 90 days after delivery of the applicable Tag-Along Notice, and
     (iii) five Business Days following the expiration of whatever period is required to obtain any necessary regulatory approvals in connection with the sale.
     (f) The following will apply to any Transfer of Sale Units (whether by the Principal Member or by the Tag-Along Members):
     (i) the Transfer by the Principal Member (and any Tag-Along Members, if applicable) will be subject to the other terms and restrictions of this Agreement, and
     (ii) any future proposed Transfer of Units other than the Sale Units by the Principal Member (and any Tag-Along Members, if applicable) will remain subject to the terms and conditions of this Agreement, including this Article VIII.
   (g) The Strategic Investors, acting through the Strategic Investor Representative, will exercise their rights pursuant to this Section 8.9 as a group, and the Strategic Investor Group will be deemed to be a single “Tag-Along Member” for purposes of calculating the number of Units which the Strategic Investor Group is entitled to sell as a Tag-Along Member. Unless the Strategic Investors otherwise agree (as notified by the Strategic Investor Representative to the Principal Member and the other Members), Sale Units to be Transferred by the Strategic Investor Group (whether as a Principal Member or as a Tag-Along Member) will be allocated among the Strategic Investors based on their relative Percentage Interests within the Strategic Investor Group.
     8.10. Transfers to a Restricted Entity. For purposes of this Section 8.10, “Consenting Member” means, at any time, each of Sprint, Intel and the Strategic Investor Group if, at the applicable time, such Member together with its Permitted Transferees or Permitted Designees (or the Strategic Investor Group, as the case may be):
     (x) owns a number of Units equal, in the aggregate, to at least 50% of its Original Units, and
     (y) holds an aggregate Percentage Interest of at least 5%.
The Principal Member and its Permitted Transferees and Permitted Designees will not Transfer any of their Units to:
     (a) any Strategic Investor Restricted Entity without the prior written consent of the Strategic Investor Representative (acting on behalf of the Strategic Investors), if the Strategic Investor Group is then a Consenting Member,
     (b) any Intel Restricted Entity without Intel’s prior written consent, if Intel is then a Consenting Member, or
     (c) any Sprint Restricted Entity without Sprint’ prior written consent, if Sprint is then a Consenting Member,

     in each case, if:
     (x) such Transfer would constitute a Change of Control of the Company or any of its Subsidiaries, or
     (y) after giving effect to such Transfer, the applicable Restricted Entity would have a Percentage Interest (assuming the applicable Restricted Entity would be admitted as a Member) in excess of the Specified Percentage, or would have the contractual right to acquire Units that would give the Restricted Entity, in the aggregate, a Percentage Interest (assuming the applicable Restricted Entity would be admitted as a Member) in excess of the Specified Percentage immediately after the acquisition of those Units, as applicable.
     8.11. Limitations Prior to the Adjustment Date. Notwithstanding anything in this Article VIII to the contrary, prior to the Adjustment Date:
     (a) the Members and their Permitted Transferees and Permitted Designees will not, and will cause their Controlled Affiliates not to, in any manner, directly or indirectly (through an agent, representative or otherwise), Transfer (other than to a Permitted Transferee) any Units or exchange any Class B Common Units (together with shares of Class B Common Stock) for shares of Class A Common Stock;
     (b) none of the Members will, or will permit any of its Affiliates to, in any manner, directly or indirectly (whether through an agent, representative or otherwise), acquire, offer to acquire, publicly announce an intention to acquire, or agree to acquire, by purchase, gift or otherwise, any Units or any direct or indirect interest in any Units (including any arrangement to provide the economic performance of all or any portion of such Units (including by means of any option, swap, forward or other contract or arrangement the value of which is linked in whole or in part to the value of such Units));
     (c) the LLC shall not take, authorize, commit or agree to take, any of the following actions (or publicly announce any intention to do so):
     (i) issue, deliver, grant or sell, or authorize or propose the issuance, delivery, grant or sale of, any Units other than any issuance of securities described in clause (ii), (iii) or (v) of Section 7.10(d);
     (ii) repurchase, redeem or otherwise acquire any Units, except for any repurchase or redemption deemed to occur upon any “cashless exercise” in connection with the issuance of any securities described in clause (ii) or (v) of Section 7.10(d); or
     (iii) declare, set aside for payment or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any Units.

     8.12. Holding Company Transfers.
     (a) Notwithstanding anything to the contrary in this Agreement:
     (i) Any Transfer that is permitted under this Article VIII (other than a Holding Company Exchange under Section 7.9(h)) may, at the option of a Member that is a Unit Holding Company, be effected as a transfer by the Unit Holding Company Stockholder of all of its securities in such Unit Holding Company (a “Holding Company Transfer”).
     (ii) For the avoidance of doubt, (i) prior to effecting any Holding Company Transfer, the transferor must comply, mutatis mutandis, with the provisions of (x) Section 8.8 by offering to the Non-Selling Members the opportunity to purchase directly the Units held by the Unit Holding Company that is the subject of the proposed Holding Company Transfer (as opposed to the equity securities of the Unit Holding Company) and (y) Section 8.9, and (ii) any Tag-Along Member may propose that a Transfer of its Units pursuant to Section 8.9 be effected as a Holding Company Transfer of the Unit Holding Company holding such Tag-Along Member’s Units, but such proposal will not be binding upon the transferee, in which case such Tag-Along Member may Transfer its Units in the Tag-Along Sale. Notwithstanding Section 8.8(c)(ii), the price paid for securities of the Unit Holding Company in a transfer to a transferee (other than a Non-Selling Member) will be not lower than the product of (x) the transfer price proposed to the Non-Selling Members in the Interest Notice (assuming that 100% of the Unit Holding Company is being transferred) and (y) the number of Subject Units held by the Unit Holding Company. The purchase price to be received by any Tag-Along Member pursuant to Section 8.9 in a Holding Company Transfer will equal the quotient of (x) the aggregate consideration received for the equity securities of the Unit Holding Company being transferred (assuming that 100% of the Unit Holding Company is being Transferred) divided by (y) the number of Units held by the Unit Holding Company.
     (iii) If a Holding Company Transfer is effected pursuant to this Section 8.12 in connection with a Transfer described in Section 8.8(b)(i) or Section 8.9, the Unit Holding Company Stockholder and its Affiliates will be responsible for, and will indemnify and hold the Transferee and each of its Affiliates harmless against, (x) Tax of a Unit Holding Company incurred in such Holding Company Transfer and (y) all liabilities of the Unit Holding Company and its Affiliates (including liabilities for Taxes not described in clause (x)) to the extent such liabilities are attributable to periods through and including the date of the Holding Company Transfer (except to the extent attributable to the period after the closing of the Holding Company Transfer), including any liability of the Unit Holding Company arising by reason of being a member of an affiliated, combined, consolidated or other Tax group on or prior to the Holding Company Transfer.
     8.13. Transfers, Assignments of Interest Subject to Required Governmental Notices and/or Consents. Notwithstanding anything to the contrary herein, any transfer, assignment or other disposition of interests in the LLC shall be subject to the prior receipt of any required consents from, or the submission of any required notices to, any Governmental Authorities.
ARTICLE IX
DISSOLUTION, LIQUIDATION AND TERMINATION
     9.1. No Dissolution. The LLC will not be dissolved by the admission of additional Members in accordance with the terms of this Agreement. The LLC may be dissolved, liquidated and terminated only under the provisions of this Article IX, and the Members irrevocably waive to the fullest extent permitted by Law any and all other rights they may have to cause a dissolution of the LLC or a sale or partition of any or all of the LLC assets.

     9.2. Events Causing Dissolution. Subject to Sections 2.6 and 2.7 of the Equityholders’ Agreement, the LLC will be dissolved and its affairs will be wound up on the occurrence of any of the following events (each, a “Dissolution Event”):
     (a) any voluntary or involuntary liquidation, dissolution or winding up of the Company, other than any dissolution, liquidation or winding up in connection with any reincorporation of the Company in another jurisdiction;
     (b) the entry of a decree of judicial dissolution under Section 17-802 of the Act;
     (c) at any time there are no Members of the LLC, unless the LLC is continued in accordance with the Act;
     (d) the Incapacity of the Managing Member or the occurrence of a Disabling Event with respect to the Managing Member, except that the LLC will not be dissolved or required to be wound up and no Dissolution Event will occur in connection with any of the events specified in this Section 9.2(d) if:
     (i) when the event occurs there is at least one other Managing Member of the LLC who is authorized to, and elects to, carry on the business of the LLC;
     (ii) all remaining Members consent to or ratify the continuation of the business of the LLC and the appointment of another Managing Member of the LLC within 90 days following the effective date of the Incapacity (to be effective as of the date of Incapacity), which consent will be deemed (and if requested each Member will provide a written consent for ratification) to have been given for all Members if the holders of more than two-thirds of the Units then outstanding held by Members other than the Managing Member agree in writing to continue the business of the LLC; or
     (e) the sale or other disposition of all or substantially all of the assets owned directly or indirectly by the LLC.
     9.3. Distribution on Dissolution Events. If a Dissolution Event occurs, the LLC will not be terminated and will continue until the winding up of the affairs of the LLC is complete. On the winding up of the LLC, the Managing Member, or any other Person designated by the Managing Member (the “Liquidation Agent”), will take full account of the assets and liabilities of the LLC and will, unless the Managing Member determines otherwise, liquidate the assets of the LLC as promptly as is consistent with obtaining the fair value of the assets. The proceeds of any Dissolution Event will be applied and distributed in the following order:
     (a) first, to satisfy debts and liabilities of the LLC (including any amounts payable or reimbursable to the Company pursuant to Sections 3.2 and 3.3 and all other indebtedness to Members and their Affiliates to the extent otherwise permitted by Law) including the expenses of liquidation (whether by payment or making reasonable provision for payment);

     (b) second, to the Company in redemption and complete liquidation of its Voting Units that were issued in connection with the issuance of its outstanding shares of Class A Common Stock and Class B Common Stock, an amount equal to the aggregate Par Value of all outstanding shares of Class A Common Stock and Class B Common Stock (excluding for this purpose any shares of Class A Common Stock issued by the Company to fund Other Business Activities); and
     (c) the balance, if any, to the holders of Common Units in redemption and complete liquidation of their Common Units, to be distributed among those holders pro rata in proportion to their respective Common Units.
To the extent feasible, any indebtedness owed to the LLC by a Member will be distributed to that Member and will be deemed to have a fair market value equal to its principal amount plus accrued but unpaid interest. It is intended that the allocation provisions of Article V will produce final Capital Account balances of the Members that would permit liquidating distributions, if those distributions were made in accordance with final Capital Account balances (instead of being made in the order of priorities set forth in this Section 9.3) to be made in a manner identical to the order of priorities set forth in this Section 9.3. To the extent that the allocation provisions of Article V would fail to produce the intended final Capital Account balances, Profits and Losses (including items of gross income or deductions if required to fulfill the intent of this Section 9.3) will be reallocated among the Members for the Taxable Year of the liquidation (and, if necessary and to the extent that the reallocation of corresponding Tax items is permissible under the Code, prior and subsequent Taxable Years) so as to cause the balances in the Capital Accounts to be in the intended amounts.
     9.4. Time for Liquidation. A reasonable amount of time will be allowed for the orderly liquidation of the assets of the LLC and the discharge of liabilities to creditors so as to enable the Liquidation Agent to minimize the losses attendant on the liquidation.
     9.5. Termination. The LLC will terminate when all of the assets of the LLC, after payment of or due provision for all debts, liabilities and obligations of the LLC, have been distributed to the holders of Units in the manner provided for in this Article IX, and the Certificate has been cancelled in the manner required by the Act.
     9.6. Claims of the Members. The Members will look solely to the LLC’s assets for the return of their Capital Contributions, and if the assets of the LLC remaining after payment of or due provision for all debts, liabilities and obligations of the LLC are insufficient to return the Capital Contributions, the Members will have no recourse against the LLC or any other Member (including the Managing Member) or any other Person. No Member with a negative balance in the Member’s Capital Account will have any obligation to the LLC or to the other Members or to any creditor or other Person to restore the negative balance during the existence of the LLC, on dissolution or termination of the LLC, or otherwise.
     9.7. Survival of Certain Provisions. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 8.6, 11.4, 11.6, 11.7, 11.8, 11.12, 11.14, 11.15, 11.16 and 11.17 will survive the termination of the LLC.
ARTICLE X
LIABILITY OF MEMBERS
     10.1. Liability of Members.
     (a) Except as otherwise specifically provided by the Act, no Member will be liable for any debt obligation or liability of the LLC or of any other Member or have any obligation to restore any deficit balance in its Capital Account solely by reason of being a Member of the LLC.

     (b) Notwithstanding any other provision of this Agreement or any duty otherwise existing at Law or in equity, each Member (including the Managing Member), will, to the maximum extent permitted by Law, including Section 18-1101(d) of the Act, owe no fiduciary duties to the LLC, the other Members or any other Person bound by this Agreement as long as the Members (including the Managing Member) act in accordance with the implied contractual covenant of good faith and fair dealing. Except as expressly provided in this Agreement, whenever in this Agreement a Member is permitted or required to take any action or to make a decision, the Member may take the action or make the decision in its sole discretion, and the Member may consider, and make its determination based on, the interests and factors as it desires. No Member will have any liability to the LLC or the other Members except as provided in this Agreement.
     (c) The Members (including without limitation, the Managing Member) acting under this Agreement will not be liable to the LLC or to any other Member for breach of fiduciary duty for their good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand or restrict or eliminate the duties and liabilities of any Member (including without limitation, the Managing Member) otherwise existing at Law or in equity, are agreed by the Members to modify to that extent the other duties and liabilities of the Members (including without limitation, the Managing Member).
     (d) The Managing Member may consult with legal counsel, accountants and financial or other advisors and any act or omission suffered or taken by the Managing Member on behalf of the LLC or in furtherance of the interests of the LLC in good faith in reliance on and in accordance with the advice of the counsel, accountants or financial or other advisors will be full justification for that act or omission, and the Managing Member will be fully protected in acting or omitting to act so long as the counsel or accountants or financial or other advisors were selected with reasonable care.
     (e) Except as specifically and expressly set forth in
     (i) this Agreement,
     (ii) any other written agreement with the LLC, the Company or any of its Subsidiaries to which a Member or its Affiliate is a party, or
     (iii) the organizational documents of the Company (including the Charter),
(x) the Members and their respective Affiliates may engage in the same or similar business activities or lines of business as the LLC, compete against the LLC, do business with any potential or actual competitor, customer or supplier of the LLC and employ or otherwise engage any officer or employee of the Company, in each case only to the extent that a Founding Stockholder of the Company is permitted to do so under Section 11.1 of the Charter and (y) if a Member acquires knowledge of a potential transaction or matter that may be a corporate opportunity or otherwise of interest to the Member and the LLC, the Member will have a duty to communicate or present the corporate opportunity to the LLC, only to the extent that a Founding Stockholder of the Company would have an obligation to present the corporate opportunity to the Company in accordance with Section 11.1 of the Charter.

ARTICLE XI
MISCELLANEOUS
     11.1. Parent Guaranty. On the Effective Date, the parties hereto acknowledge that pursuant to the Equityholders’ Agreement, each Parent has executed and delivered a Guaranty to the LLC and the other Members.
     11.2. Amendments and Waivers.
     (a) This Agreement (including the Exhibits) may be amended, supplemented, waived or modified by the written consent of the Managing Member, the Independent Designees on the Company Board and certain Equityholders in accordance with Sections 2.6 and 2.7 of the Equityholders’ Agreement, and Members (other than the Managing Member) collectively holding a Percentage Interest equal to at least 66 2/3%, except that no amendment, supplement, waiver or modification will materially and adversely affect a Member’s Units without the written consent of the affected Member. The Managing Member may, without the written consent of any Member or any other Person, amend, supplement, waive or modify any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection with the amendment, supplement or waiver, to reflect:
     (i) any amendment, supplement, waiver or modification that the Managing Member determines to be required to create, authorize or issue any class or series of equity interest in the LLC as permitted by, and in accordance with the terms of, this Agreement and the Equityholders’ Agreement, except that no amendment, supplement, waiver or modification will alter or change the powers, preferences or special rights of Units so as to affect them adversely without the written consent of the affected Member;
     (ii) the admission, substitution or withdrawal of Members in accordance with this Agreement;
     (iii) a change in the name of the LLC, the location of the principal place of business of the LLC, the registered agent of the LLC or the registered office of the LLC;
     (iv) any amendment, supplement, waiver or modification that the Managing Member determines to be required to comply with Law; or
     (v) a change in the Taxable Year of the LLC.
     (b) Notwithstanding the provisions of subsection (a), the Register will be revised from time to time by the Managing Member to reflect the admission of a new Member, the withdrawal or resignation of a Member, and the adjustment of the Units resulting from any Transfer or other disposition of a Unit, in each case that is made in accordance with the provisions hereof.
     (c) No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified in this Agreement) will operate as a waiver of that right, power or privilege, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise of the right, power or privilege, or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement will be cumulative and not exclusive of any rights or remedies provided by Law.

     (d) Except as may be otherwise required by Law in connection with the winding-up, liquidation, or dissolution of the LLC, each Member irrevocably waives any and all rights that it may have to maintain an action for judicial accounting or for partition of any of the LLC’s property.
     11.3. Groups and Thresholds. Whether or not so stated in the relevant provisions of this Agreement, (i) references to Sprint, Eagle River, Intel or any Strategic Investor shall be deemed to include their respective Permitted Transferees and Permitted Designees and (ii) all amounts, thresholds or similar metrics applicable to Sprint, Eagle River, Intel, any Strategic Investor or the Strategic Investor Group shall be determined or measured (x) without duplication, by reference to the relevant Person and its Permitted Transferees (excluding, in the case of a Strategic Investor, any Permitted Transferees of the kind described in clause (ii) of the definition thereof) and Permitted Designees as a group and (y) taking into account the effect of any Recapitalization Events.
     11.4. Legend.
     (a) All certificates (if any) representing the Units held by each Member will bear a legend substantially in the following form:
The securities represented by this certificate are subject to (i) the Amended and Restated Operating Agreement of Clearwire Communications LLC, dated [                    ], 2008, and (ii) an Equityholders’ Agreement dated as of [                    ], 2008 (a copy of which is on file with the Secretary of Clearwire Communications LLC). No transfer, sale, assignment, pledge, hypothecation or other disposition of the securities represented by this certificate may be made except in accordance with the provisions of the Amended and Restated Operating Agreement and the Equityholders’ Agreement and (a) under a registration statement effective under the Securities Act of 1933, as amended, or (b) under an exemption from registration thereunder. The holder of the securities represented by this certificate, by acceptance of the securities, agrees to be bound by all of the provisions of the Amended and Restated Operating Agreement and the Equityholders’ Agreement.
     (b) (i) On the sale of any Units to a person other than a Permitted Transferee under an effective registration statement under the Securities Act or under Rule 144 under the Securities Act or (ii) on and after the termination of this Agreement, the certificates or book entries representing those Units will be replaced, at the expense of the LLC, with certificates or book entries not bearing the applicable legends required by this Section 11.4, except that the LLC may condition the replacement of certificates or book entries under clause (i) on the receipt of an opinion of securities counsel reasonably satisfactory to the LLC.
     11.5. Notices.
     (a) All notices and other communications required or permitted under this Agreement will be in writing and will be deemed effectively given:
     (i) when personally delivered to the party to be notified;

     (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient or, if not, then on the next Business Day, as long as a copy of the notice is also sent via nationally recognized overnight courier, specifying next day delivery, with written verification of receipt;
     (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or
     (iv) one Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.
     (b) Any notice or other communication that is to be sent by or delivered to the Strategic Investor Group under this Agreement will be sent by or delivered to the Strategic Investor Representative. In addition, in order to facilitate the administration of this Agreement, if any of Eagle River, Sprint or Intel Transfers any of its Units to a Permitted Transferee, or causes any Units to be issued to a Permitted Designee, such Member will, by notice to the Company and the other Members, designate a single entity (which must be one of its Controlled Affiliates) to send and receive all notices and other communications under this Agreement that are to be sent to or delivered by such Member, and to exercise all of such Member’s rights hereunder.
     (c) All communications will be sent to the party’s address as set forth below or at another address that the party has furnished to each other party in writing in accordance with this provision:
If to the LLC or the Managing Member, to:
Clearwire Corporation
4400 Carillon Point
Kirkland, Washington 98033
Attention: Vice President Corporate Development
Facsimile No.: (425) 216-7776
with copies (which will not constitute notice) to:
Clearwire Corporation
4400 Carillon Point
Kirkland, Washington 98033
Attention: General Counsel
Facsimile No.: (425) 216-7776
Kirkland & Ellis LLP
Citigroup Center
153 East 53rd Street
New York, New York 10022
Attention: Joshua N. Korff
Facsimile No.: (212) 446-6460
Davis Wright Tremaine LLP
1201 Third Avenue, Suite 2200
Seattle, Washington 98101
Attention: Sarah English Tune
Facsimile No.: (206) 757-7161

Davis Wright Tremaine LLP
1201 Third Avenue, Suite 2200
Seattle, Washington 98101
Attention: James Wreggelsworth
Facsimile No.: (206) 757-7174
If to Eagle River, to:
Eagle River
2300 Carillon Point
Kirkland, Washington 98033
Attention: Chief Executive Officer
Facsimile No.: (425) 828-8061
If to Sprint, to:
Sprint Nextel Corporation
2001 Edmund Halley Drive
Reston, Virginia 20191
Attention: President of Strategic Planning and Corporate Initiatives
Facsimile No.: (703) 433-4034
with copies (which will not constitute notice) to:
Sprint Nextel Corporation
6200 Sprint Parkway
Overland Park, Kansas 66251
Attention: Vice President — Law, Corporate Transactions and Business Law
Facsimile No.: (913) 523-9803
King & Spalding LLP
1180 Peachtree Street, N.E.
Atlanta, Georgia 30309
Attention: Michael J. Egan
Facsimile No.: (404) 572-5100
If to the Strategic Investors, to:
Comcast Corporation
One Comcast Center
1701 John F. Kennedy Boulevard
Philadelphia, Pennsylvania 19103
Attention: Chief Financial Officer
Facsimile No.: (215) 286-1240

with copies (which will not constitute notice) to:
Comcast Corporation
One Comcast Center
1701 John F. Kennedy Boulevard
Philadelphia, Pennsylvania 19103
Attention: General Counsel
Facsimile No.: (215) 286-7794
Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attention: David L. Caplan
Facsimile No.: (212) 450-3800
If to Intel, to:
Intel Corporation
2200 Mission College Blvd., MS RN6-65
Santa Clara, California 95054-1549
Attention: President, Intel Capital
Facsimile No.: (408) 765-8871
Intel Corporation
2200 Mission College Blvd., MS RN6-59
Santa Clara, California 95054-1549
Attention: Intel Capital Portfolio Manager
Facsimile No.: (408) 653-6796
Intel Corporation
2200 Mission College Blvd., MS RN4-151
Santa Clara, California 95054-1549
Attention: Intel Capital Group General Counsel
Facsimile No.: (408) 653-9098
Intel Corporation
2200 Mission College Blvd., MS RN5-125
Santa Clara, California 95054-1549
Attention: Director, U.S. Tax and Trade
Facsimile No.: (408) 765-1733
with copies (which will not constitute notice) to:
Gibson, Dunn & Crutcher LLP
1881 Page Mill Road
Palo Alto, California 94304
Attention: Gregory T. Davidson
Facsimile No.: (650) 849-5050
Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, California 90071-3197
Attention: Paul S. Issler
Facsimile No.: (213) 229-6763

     11.6. Confidentiality.
     (a) Each Member agrees that Confidential Information has been and may in the future be made available in connection with such Member’s investment in the LLC. Each Member acknowledges and agrees that it shall not disclose any Confidential Information to any Person or use any Confidential Information, except that Confidential Information (x) may be used solely in connection with the Member’s investment in the Company and the LLC and not in connection with any of its other business operations and (y) may be disclosed:
     (i) to such Member’s Representatives in the normal course of the performance of their duties,
     (ii) to the extent required by Law, rule or regulation (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which a Member is subject, provided that such Member agrees to give the LLC prompt notice of such request(s), to the extent practicable, so that the LLC may seek an appropriate protective order or similar relief (and the Member shall cooperate with such efforts by the LLC, and shall in any event make only the minimum disclosure required by such Law, rule or regulation)),
     (iii) to any Person with whom such Member is contemplating a financing transaction or to whom such Member is contemplating a Transfer of its Units, provided that such Transfer would not be in violation of the provisions of this Agreement and such potential transferee is advised of the confidential nature of such information and agrees to be bound by a confidentiality agreement consistent with the provisions hereof,
     (iv) to any regulatory authority or rating agency to which such Member or any of its Affiliates is subject or with which it has regular dealings, as long as such authority or agency is advised of the confidential nature of such information,
     (v) to the extent related to the tax treatment and tax structure of the transactions contemplated by this Agreement (including all materials of any kind, such as opinions or other tax analyses that the LLC, its Affiliates or its Representatives have provided to such Member relating to such tax treatment and tax structure), provided that the foregoing does not constitute an authorization to disclose the identity of any existing or future party to the transactions contemplated by this Agreement or their Affiliates or Representatives, or, except to the extent relating to such tax structure or tax treatment, any specific pricing terms or commercial or financial information,
     (vi) in the case of the Strategic Investor Representative or any member of the Strategic Investor Group, to any other member of the Strategic Investor Group, or
     (vii) if the prior written consent of the Company Board shall have been obtained.
Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim by or against the Company, the LLC or any of their respective Subsidiaries or any Member.

     (b) “Confidential Information” means any information concerning the LLC or any Persons that are or become its Subsidiaries or the financial condition, business, operations or prospects of the LLC or any such Persons in the possession of or furnished to any Member under this Agreement, provided that the term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by a Member or its affiliates, directors, officers, employees, stockholders, members, partners, agents, counsel, auditors, investment advisers or other representatives (all such persons being collectively referred to as “Representatives”) in violation of this Agreement, (ii) was available to such Member on a non-confidential basis prior to its disclosure to such Member or its Representatives by the LLC, (iii) becomes available to such Member on a non-confidential basis from a source other than the LLC after the disclosure of such information to such Member or its Representatives by the LLC, which source is (at the time of receipt of the relevant information) not, to the best of such Member’s knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) the LLC or another Person, (iv) is independently developed by such Member without violating any confidentiality agreement with, or other obligation of secrecy to, the LLC or (v) is received by a Member under or in connection with other commercial contracts, agreements or arrangements with the Company (which information shall be governed by the terms of those contracts, agreements or arrangements).
     11.7. Strategic Investor Representative.
     (a) Each Strategic Investor hereby acknowledges that the Strategic Investor Representative is authorized to take all actions that are designated herein to be performed by the Strategic Investor Group, as a group, and to do or refrain from doing all further acts and things, and to execute all documents, as the Strategic Investor Representative deems necessary or appropriate in furtherance of any of the foregoing, including:
     (i) to receive and deliver all notices, communications and deliveries on behalf of the Strategic Investor Group under this Agreement;
     (ii) to provide consent on behalf of the Strategic Investor Group for any matter that requires the consent of the Strategic Investor Group under this Agreement; and
     (iii) to exercise any right or election on behalf of the Strategic Investor Group under this Agreement.
     (b) The Company, the LLC and each Member (other than the Strategic Investors) may conclusively and absolutely rely, without inquiry, on any actions of the Strategic Investor Representative authorized under this Agreement as the acts of the Strategic Investor Group in all matters referred to in this Agreement.
     (c) Each of the Strategic Investors hereby expressly acknowledges and agrees that the Strategic Investor Representative is authorized to act on behalf of the Strategic Investor Group notwithstanding any dispute or disagreement among the Strategic Investors, and that the Company, the LLC and any Member (other than the Strategic Investors) is entitled to rely on any and all action by the Strategic Investor Representative specifically authorized under this Agreement without liability to, or obligation to inquire of, any of the Strategic Investors. The Strategic Investor Representative may, at any time upon notice to the Managing Member and the other Members (upon which notice the Managing Member and the other Members will be entitled to rely), appoint a substitute or replacement Strategic Investor Representative.

     (d) Without in any way limiting the rights of the Company, the LLC and the Members (other than the Strategic Investors), under this Section 11.7 or otherwise, to rely on any and all action by the Strategic Investor Representative pursuant to this Agreement, each Strategic Investor expressly acknowledges and agrees that the appointment of the Strategic Investor Representative pursuant to Section 11.7(a) above, and all of the rights, obligations, power and authority of the Strategic Investor under this Agreement, are subject in all respects to the Strategic Investor Agreement.
     11.8. No Joint and Several Liability of the Members. The LLC, the Company and each other Member acknowledge and agree that under no circumstances will any Member be held jointly or severally liable for the breach of any provision of this Agreement by any other Member or the Strategic Investor Representative (it being understood that this Section 11.8 will not otherwise limit the liability of any Member for its own breaches of this Agreement); provided that, in the event of any breach of this Agreement by the Strategic Investor Representative (acting in its capacity as such), each Strategic Investor shall be severally liable for a portion of any liability, loss, cost, damage or expense (including attorneys’ fees) arising from or in connection with such breach that is equal to such Strategic Investor’s Percentage Interest divided by the aggregate Percentage Interest of the Strategic Investor Group.
     11.9. Further Assurances. At any time or from time to time after the Effective Date, the parties will cooperate with each other as may be reasonably requested, and at the request of any other party, will execute and deliver any further instruments or documents and, to the fullest extent permitted by Law, will take all further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated by this Agreement and to otherwise carry out the agreements and the intent of the parties under this Agreement.
     11.10. Entire Agreement. Except as otherwise expressly set forth in this Agreement, this Agreement, together with the other Transaction Documents (and, as among the Strategic Investors only, the Strategic Investor Agreement), embodies the complete agreement and understanding among the parties to this Agreement with respect to the subject matter of this Agreement and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter of this Agreement in any way.
     11.11. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, will impair any right, power or remedy of any non-breaching and non-defaulting party, nor will it be construed to be a waiver of any breach, default or noncompliance, or any acquiescence in it, or of or in any similar breach, default or noncompliance later occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party to this Agreement of any breach, default or noncompliance under this Agreement or any waiver on that party’s part of any provisions or conditions of this Agreement, must be in writing and will be effective only to the extent specifically set forth in that writing and to the extent permitted under this Agreement. No waiver of any default with respect to any provision, condition or requirement of this Agreement will be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof. All remedies, either under this Agreement, by Law, or otherwise afforded to any party, will be cumulative and not alternative.

     11.12. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement will be governed in all respects by the laws of the State of Delaware. No suit, action or proceeding with respect to this Agreement may be brought in any court or before any similar authority other than in a court of competent jurisdiction in the State of Delaware, and the parties to this Agreement submit to the exclusive jurisdiction of those courts for the purpose of a suit, proceeding or judgment. Each party to this Agreement irrevocably waives any right it may have had to bring an action in any other court, domestic or foreign, or before any similar domestic or foreign authority. Each of the parties to this Agreement irrevocably and unconditionally waives trial by jury in any legal action or proceeding (including any counterclaim) in relation to this Agreement.
     11.13. Severability. When possible, each provision of this Agreement will be interpreted so as to be effective and valid under Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Law in any jurisdiction, that invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in that jurisdiction as if the invalid, illegal or unenforceable provision had never been contained in this Agreement and the parties to this Agreement will use their Reasonable Best Efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by that provision.
     11.14. Enforcement. Each party to this Agreement acknowledges that money damages would not be an adequate remedy if any of the covenants or agreements in this Agreement are not performed in accordance with its terms. If a party seeks an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction to enjoin an alleged breach and enforce specifically the terms and provisions of this Agreement, the other parties will not raise the defense of an adequate remedy at law.
     11.15. No Recourse. Except as provided in any Guaranty, neither the LLC nor any Member will, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any Law, seek to hold liable under this Agreement or any documents or instruments delivered in connection with this Agreement, any current or future stockholder, director, officer, employee, general or limited partner or member of any Member or of any Affiliate or assignee thereof. No current or future officer, agent or employee of any Member or any current or future member of any Member or any current or future stockholder, director, officer, employee, partner or member of any Member or of any Affiliate or assignee thereof, will have any personal liability whatsoever for any obligation of any Member under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of those obligations or their creation.
     11.16. No Third Party Beneficiaries. This Agreement is entered into solely for the benefit of the LLC and the Members, their respective Permitted Transferees, Permitted Designees and successors and permitted assigns, and no other Person may exercise any right or enforce any obligation under this Agreement. Without limiting the foregoing, any obligation of the Members to make Capital Contributions to the LLC under this Agreement is an agreement only among the Members and no other person or entity, including the LLC, will have any rights to enforce those obligations.
     11.17. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which will be an original, but all of which together will constitute one instrument. This Agreement may be executed by facsimile or pdf signature(s).

     11.18. Managing Member Authorization. Each Member, by its execution of this Agreement, authorizes the Managing Member to make, execute, sign, acknowledge, swear to, record and file, in each case, on behalf of the LLC:
     (a) the Certificate and all amendments thereto required or permitted by Law or the provisions of this Agreement;
     (b) all certificates and other instruments deemed advisable by the Managing Member to carry out the provisions of this Agreement and Law or to permit the LLC to continue as a limited liability company or other entity where the Members have limited liability in each jurisdiction where the LLC may be doing business;
     (c) all instruments that the Managing Member deems appropriate to reflect a change or modification of this Agreement or the LLC in accordance with this Agreement, including, without limitation, the admission of additional Members or substituted Members under the provisions of this Agreement;
     (d) all conveyances and other instruments or papers deemed advisable by the Managing Member to effect the liquidation and termination of the LLC in accordance with this Agreement; and
     (e) all fictitious or assumed name certificates required or permitted (in light of the LLC’s activities) to be filed on behalf of the LLC.
[Rest of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have entered into this Agreement or have caused this Agreement to be duly executed by their respective authorized officers, in each case as of the date first above stated.

Managing Member: CLEARWIRE CORPORATION
By:	/s/ Hope Cochran
	Name:	Hope Cochran
	Title:	Vice President, Finance and Treasurer

[Signature Page to the Amended and Restated Operating Agreement of Clearwire Communications LLC by and among Clearwire Corporation, Sprint HoldCo, LLC, Eagle River Holdings, LLC, Intel Capital Wireless Investment Corporation 2008A, Intel Capital Wireless Investment Corporation 2008B, Intel Capital Wireless Investment Corporation 2008C, Comcast Wireless Investment I, Inc., Comcast Wireless Investment II, Inc., Comcast Wireless Investment III, Inc., Comcast Wireless Investment IV, Inc., Comcast Wireless Investment V, Inc., TWC Wireless Holdings I LLC, TWC Wireless Holdings II LLC, TWC Wireless Holdings III LLC, and BHN Spectrum Investments, LLC]

Members:

SPRINT HOLDCO, LLC
By:	/s/ Keith O. Cowan
	Name:	Keith O. Cowan
	Title:	Vice President

[Signature Page to the Amended and Restated Operating Agreement of Clearwire Communications LLC by and among Clearwire Corporation, Sprint HoldCo, LLC, Eagle River Holdings, LLC, Intel Capital Wireless Investment Corporation 2008A, Intel Capital Wireless Investment Corporation 2008B, Intel Capital Wireless Investment Corporation 2008C, Comcast Wireless Investment I, Inc., Comcast Wireless Investment II, Inc., Comcast Wireless Investment III, Inc., Comcast Wireless Investment IV, Inc., Comcast Wireless Investment V, Inc., TWC Wireless Holdings I LLC, TWC Wireless Holdings II LLC, TWC Wireless Holdings III LLC, and BHN Spectrum Investments, LLC]

INTEL CAPITAL WIRELESS INVESTMENT CORPORATION 2008A
By:	/s/ Arvind Sodhani
	Name:	Arvind Sodhani
	Title:	President

INTEL CAPITAL WIRELESS INVESTMENT CORPORATION 2008B
By:	/s/ Arvind Sodhani
	Name:	Arvind Sodhani
	Title:	President

INTEL CAPITAL WIRELESS INVESTMENT CORPORATION 2008C
By:	/s/ Arvind Sodhani
	Name:	Arvind Sodhani
	Title:	President

CLEARWIRE CORPORATION
By:	/s/ Hope Cochran
	Name:	Hope Cochran
	Title:	Vice President, Finance and Treasurer

[Signature Page to the Amended and Restated Operating Agreement of Clearwire Communications LLC by and among Clearwire Corporation, Sprint HoldCo, LLC, Eagle River Holdings, LLC, Intel Capital Wireless Investment Corporation 2008A, Intel Capital Wireless Investment Corporation 2008B, Intel Capital Wireless Investment Corporation 2008C, Comcast Wireless Investment I, Inc., Comcast Wireless Investment II, Inc., Comcast Wireless Investment III, Inc., Comcast Wireless Investment IV, Inc., Comcast Wireless Investment V, Inc., TWC Wireless Holdings I LLC, TWC Wireless Holdings II LLC, TWC Wireless Holdings III LLC, and BHN Spectrum Investments, LLC]

COMCAST WIRELESS INVESTMENT I, INC.
By:	/s/ Robert S. Pick
	Name:	Robert S. Pick
	Title:	Senior Vice President

COMCAST WIRELESS INVESTMENT II, INC.
By:	/s/ Robert S. Pick
	Name:	Robert S. Pick
	Title:	Senior Vice President

COMCAST WIRELESS INVESTMENT III, INC.
By:	/s/ Robert S. Pick
	Name:	Robert S. Pick
	Title:	Senior Vice President

COMCAST WIRELESS INVESTMENT IV, INC.
By:	/s/ Robert S. Pick
	Name:	Robert S. Pick
	Title:	Senior Vice President

COMCAST WIRELESS INVESTMENT V, INC.
By:	/s/ Robert S. Pick
	Name:	Robert S. Pick
	Title:	Senior Vice President

[Signature Page to the Amended and Restated Operating Agreement of Clearwire Communications LLC by and among Clearwire Corporation, Sprint HoldCo, LLC, Eagle River Holdings, LLC, Intel Capital Wireless Investment Corporation 2008A, Intel Capital Wireless Investment Corporation 2008B, Intel Capital Wireless Investment Corporation 2008C, Comcast Wireless Investment I, Inc., Comcast Wireless Investment II, Inc., Comcast Wireless Investment III, Inc., Comcast Wireless Investment IV, Inc., Comcast Wireless Investment V, Inc., TWC Wireless Holdings I LLC, TWC Wireless Holdings II LLC, TWC Wireless Holdings III LLC, and BHN Spectrum Investments, LLC]

TWC WIRELESS HOLDINGS I LLC
By:	/s/ Satish Adige
	Name:	Satish Adige
	Title:	Senior Vice President, Investments

TWC WIRELESS HOLDINGS II LLC
By:	/s/ Satish Adige
	Name:	Satish Adige
	Title:	Senior Vice President, Investments

TWC WIRELESS HOLDINGS III LLC
By:	/s/ Satish Adige
	Name:	Satish Adige
	Title:	Senior Vice President, Investments

[Signature Page to the Amended and Restated Operating Agreement of Clearwire Communications LLC by and among Clearwire Corporation, Sprint HoldCo, LLC, Eagle River Holdings, LLC, Intel Capital Wireless Investment Corporation 2008A, Intel Capital Wireless Investment Corporation 2008B, Intel Capital Wireless Investment Corporation 2008C, Comcast Wireless Investment I, Inc., Comcast Wireless Investment II, Inc., Comcast Wireless Investment III, Inc., Comcast Wireless Investment IV, Inc., Comcast Wireless Investment V, Inc., TWC Wireless Holdings I LLC, TWC Wireless Holdings II LLC, TWC Wireless Holdings III LLC, and BHN Spectrum Investments, LLC]

BHN SPECTRUM INVESTMENTS, LLC
By:	/s/ Leo Cloutier
	Name:	Leo Cloutier
	Title:	Senior Vice President, Strategy & Development

[Signature Page to the Amended and Restated Operating Agreement of Clearwire Communications LLC by and among Clearwire Corporation, Sprint HoldCo, LLC, Eagle River Holdings, LLC, Intel Capital Wireless Investment Corporation 2008A, Intel Capital Wireless Investment Corporation 2008B, Intel Capital Wireless Investment Corporation 2008C, Comcast Wireless Investment I, Inc., Comcast Wireless Investment II, Inc., Comcast Wireless Investment III, Inc., Comcast Wireless Investment IV, Inc., Comcast Wireless Investment V, Inc., TWC Wireless Holdings I LLC, TWC Wireless Holdings II LLC, TWC Wireless Holdings III LLC, and BHN Spectrum Investments, LLC]

EAGLE RIVER HOLDINGS, LLC, solely with respect to Sections 7.10, 7.11 and 8.8
By:	/s/ Amit Mehta
	Name:	Amit Mehta
	Title:	Vice President

[Signature Page to the Amended and Restated Operating Agreement of Clearwire Communications LLC by and among Clearwire Corporation, Sprint HoldCo, LLC, Eagle River Holdings, LLC, Intel Capital Wireless Investment Corporation 2008A, Intel Capital Wireless Investment Corporation 2008B, Intel Capital Wireless Investment Corporation 2008C, Comcast Wireless Investment I, Inc., Comcast Wireless Investment II, Inc., Comcast Wireless Investment III, Inc., Comcast Wireless Investment IV, Inc., Comcast Wireless Investment V, Inc., TWC Wireless Holdings I LLC, TWC Wireless Holdings II LLC, TWC Wireless Holdings III LLC, and BHN Spectrum Investments, LLC]

Strategic Investor Representative: COMCAST CORPORATION, as the Strategic Investor Representative
By:	/s/ Robert S. Pick
	Name:	Robert S. Pick
	Title:	Senior Vice President

[Signature Page to the Amended and Restated Operating Agreement of Clearwire Communications LLC by and among Clearwire Corporation, Sprint HoldCo, LLC, Eagle River Holdings, LLC, Intel Capital Wireless Investment Corporation 2008A, Intel Capital Wireless Investment Corporation 2008B, Intel Capital Wireless Investment Corporation 2008C, Comcast Wireless Investment I, Inc., Comcast Wireless Investment II, Inc., Comcast Wireless Investment III, Inc., Comcast Wireless Investment IV, Inc., Comcast Wireless Investment V, Inc., TWC Wireless Holdings I LLC, TWC Wireless Holdings II LLC, TWC Wireless Holdings III LLC, and BHN Spectrum Investments, LLC]

ANNEX A
Definitions
     Any capitalized terms used in this Agreement and not otherwise defined in this Annex A will have the meanings assigned to those terms in the Equityholders’ Agreement.
     “2.5 GHz Spectrum” means any spectrum in the 2495-2690 MHz band authorized by the FCC under licenses for BRS or EBS.
     “Act” means the Delaware Limited Liability Company Act, as amended from time to time (and any corresponding provisions of succeeding Law).
     “Additional Funds” is defined in Section 5.2(b).
     “Adjusted Capital Account Balance” means, with respect to any Member, the balance in the Member’s Capital Account after giving effect to the following adjustments: (a) debits to the Capital Account of the items described in Regulations Section l.704-1(b)(2)(ii)(d)(4-6), and (b)  credits to the Capital Account of the Member’s share of LLC Minimum Gain or Member Nonrecourse Debt Minimum Gain or of any amount which the Member would be required to restore under this Agreement or otherwise. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Regulations Section l.704-1(b)(2)(ii)(d) and will be interpreted consistently therewith.
     “Adjusted Initial Capital Account” is defined in Section 5.1.
     “Adjustment Date” has the meaning set forth in the Transaction Agreement.
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with that Person; provided that neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of any Member other than the Company.
     “Alternative Financing” means a Nonrecourse Alternative Financing or a Recourse Alternative Financing.
     “Agreement” is defined in the preamble.
     “Ancillary Agreements” has the meaning set forth in the Transaction Agreement.
     “Assignee” is defined in Section 8.1(a).
     “Audit Committee” means the Audit Committee of the Company.
     “beneficial owner” or “beneficially own” has the meaning given in Rule 13d-3 under the Exchange Act and a Person’s beneficial ownership of securities of any Person will be calculated in accordance with the provisions of that Rule, except that for purposes of determining beneficial ownership, no Person will be deemed to beneficially own any security solely as a result of that Person’s execution of this Agreement or the Equityholders’ Agreement.
     “BHN” is defined in the preamble.

     “Bona Fide Non-Tax Business Need” means, with respect to a Significant BIG Disposition, that (i) the taxable sale or other taxable disposition of Former Clearwire Assets or Former Sprint Assets involved with the Significant BIG Disposition will serve a bona fide business need of the LLC’s Wireless Broadband Business and (ii) neither the taxable sale or other taxable disposition nor the reinvestment or other use of the proceeds is significantly motivated by the desire to obtain increased income Tax benefits for the Members or to impose income Tax costs on Sprint or the Company.
     “BRS” means Broadband Radio Service, a radio service licensed by the FCC under Part 27 of Title 47 of the Code of Federal Regulations, as amended and interpreted by the FCC, which can be used to provide fixed and mobile wireless services.
     “Built-In Gain” means, with respect to a Former Clearwire Asset or a Former Sprint Asset, the excess of the Carrying Value of the property over its adjusted basis to the LLC for U.S. federal income tax purposes immediately after the actual or deemed contribution for U.S. federal income tax purposes of such property to the LLC (disregarding any entities that held such property at the time of such contribution if such entities were then treated as disregarded entities for U.S. federal income tax purposes).
     “Business Day” means any day that is not a Saturday, a Sunday or other day that banks are required or authorized by Law to be closed in New York City.
     “Capital Account” means the separate capital account maintained for each Member in accordance with Section 5.3.
     “Capital Contribution” means, with respect to any Member, the aggregate amount of cash and cash equivalents and the Carrying Value of any property (other than cash and cash equivalents) contributed to the LLC under Article V, net of any liabilities assumed by the LLC in connection with the contribution or to which the contributed property is subject.
     “Carrying Value” means, with respect to any asset of the LLC, the asset’s adjusted basis for U.S. federal income tax purposes, except as provided below.
     (a) The Carrying Value of any asset contributed (or deemed contributed under Regulations Section 1.704-1(b)(1)(iv)) by a Member to the LLC will be the fair market value of the asset at the date of its contribution as determined in good faith by the Managing Member, subject to the review procedures set forth in Section 5.11(e). Notwithstanding the foregoing, the aggregate initial Carrying Value of the Former Sprint Assets and the Former Clearwire Assets shall equal the Initial Capital Account of Sprint and the Company, respectively (or, if their Adjusted Initial Capital Accounts differs from their Initial Capital Accounts, then such Carrying Value shall be adjusted in a manner consistent with their Adjusted Initial Capital Accounts), increased by liabilities deemed to have been assumed by the LLC or taken subject to by the LLC (as determined for federal income tax purposes) in connection with such contributions and deemed contributions.

     (b) The Carrying Values of all assets of the LLC will be adjusted to equal their respective fair market values as reasonably determined by the Managing Member, in accordance with the rules set forth in Regulations Section 1.704-1(b)(2)(iv)(f), except as otherwise provided in this Agreement, as of:
     (i) the date of the acquisition of any additional Units by any new or existing Member in exchange for more than a de minimis Capital Contribution;
     (ii) the date of the distribution of more than a de minimis amount of assets of the LLC to a Member in redemption of Units; and
     (iii) any other date (A) permitted or (B) required by Regulations;
except that adjustments under clauses (i), (ii), and (iii)(A) above will be made only if the Managing Member reasonably determines that the adjustments are necessary or appropriate to reflect the relative economic interests of the Members. The Carrying Value of any asset of the LLC distributed to any Member will be adjusted immediately before distribution to equal its fair market value. If there is an adjustment to the Carrying Value of any asset,
     (A) the amount of the adjustment will be included as gain or loss in computing book income or loss for purposes of maintaining Capital Accounts under this Agreement, and
     (B) Carrying Value will thereafter be adjusted by the depreciation, amortization or cost recovery subsequently taken into account with respect to the asset for purposes of computing Profits and Losses.
     “Certificate” means the certificate of formation of the LLC.
     “CFO Certificate” is defined in Section 5.11(g).
     “CFO Committee” means a committee composed of the chief financial officers of the Company and of the Parent of Sprint, and a senior financial officer of a member of the Strategic Investor Group who is designated by the Strategic Investor Representative.
     “Change of Control” means, with respect to any Person, any of the following events:
     (i) the sale of more than a majority (or in the case of the Company or the LLC, the Specified Percentage) of the consolidated assets of that Person and its Subsidiaries;
     (ii) any merger, consolidation, share exchange, recapitalization, sale, issuance, disposition, transfer of capital stock or other transaction, in each case in which any Person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (other than, in the case of the Company or the LLC, Sprint, Intel, the Strategic Investors and their respective Permitted Transferees and Permitted Designees, singly or in a group) acquires beneficial ownership of more than a majority (or, in the case of the Company or the LLC, the Specified Percentage) of either
     (A) the then-outstanding shares of that Person’s common stock or equivalent securities (determined on an as-converted basis), or
     (B) the combined voting power of the then-outstanding voting securities of that Person entitled to vote generally in the election of directors; or

     (iii) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; provided, however, that, in the case of the Company, a member of the Company Board who differs from the individual who was a member of the Company Board on the first day of the applicable period will be deemed to have been a member on the first day of the applicable period if such member was nominated or otherwise designated by the same Equityholder as appointed the original member in accordance with Section 2.1 of the Equityholders’ Agreement.
     “Charter” means the Restated Certificate of Incorporation of the Company, as in effect on the Effective Date and as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms and the terms of the Equityholders’ Agreement.
     “Class A Common Stock” means Class A common stock, par value $0.0001 per share, of the Company, which is entitled to voting and other rights described in the Charter.
     “Class A Common Unit” means a Non-Voting Unit issued under Section 5.1, 7.1, 7.3, 7.4, 7.5, 7.6 or 7.7, designated a Class A Common Unit, with the rights, powers and duties set forth in this Agreement.
     “Class B Common Stock” means Class B common stock, par value $0.0001 per share, of the Company, which is entitled to voting and other rights described in the Charter.
     “Class B Common Unit” means a Non-Voting Unit issued under Section 5.1, 7.1, 7.3, 7.6, or 7.7, designated a Class B Common Unit, with the rights, powers and duties set forth in this Agreement.
     “Clearwire” is defined in the recitals.
     “Clearwire Sub LLC” is defined in the recitals.
     “Clearwire Pre-Closing Indebtedness” means the indebtedness owed by Clearwire immediately prior to the Merger.
     “Closing” has the meaning set forth in the Transaction Agreement.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Comcast” is defined in the preamble.
     “Common Stock” means any and all classes of the Company’s common stock as authorized pursuant to the Charter, including the Class A Common Stock and the Class B Common Stock.
     “Common Unit” means a Class A Common Unit or a Class B Common Unit.
     “Common Unit Exchange Rate” is defined in Section 7.9(a).

     “Company” is defined in the preamble.
     “Company Board” means the board of directors of the Company.
     “Company Disregarded Subsidiary” means a Subsidiary of the Company that is disregarded as separate and apart from the Company for U.S. federal income tax purposes.
     “Company Tax Representative” is defined in Section 5.11(b).
     “Conditional Exchange” is defined in Section 7.9(a).
     “Confidential Information” is defined in Section 11.6(b).
     “Consenting Member” is defined in Section 8.10.
     “Control” (including the correlative terms “Controlling”, “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Controlled Affiliate” of a Member means
     (i) each direct or indirect Subsidiary of that Member and of that Member’s Parent,
     (ii) any Affiliate of the Member that the Member (or its Parent) can directly or indirectly unilaterally cause to take or refrain from taking any of the actions required, prohibited or otherwise restricted by this Agreement; and
     (iii) such Member’s Parent.
     provided that neither the Company nor any of it Subsidiaries will be deemed to be a Controlled Affiliate of any Member.
     “Covered Tax Liability” is defined in Section 4.4(a).
     “Disabling Event” means the Managing Member ceasing to be the Managing Member of the LLC under Section 18-402 of the Act.
     “Dissolution Event” is defined in Section 9.2.
     “Eagle River” is defined in the preamble.
     “EBS” means Educational Broadband Service, a fixed or mobile service, the licensees of which are educational institutions or non-profit educational organizations, and intended primarily for video, data, or voice transmissions of instructional, cultural, and other types of educational material licensed by the FCC under Part 27 of Title 47 of the Code of Federal Regulations, as amended and interpreted by the FCC.
     “Effective Date” is defined in the preamble.
     “Equity Securities” means any and all shares of common stock of the Company and any securities issued in respect thereof, including

     (i) Common Stock,
     (ii) securities of the Company convertible into, or exchangeable for, shares of Common Stock, and options, warrants or other rights to acquire shares of Common Stock; and
     (iii) any securities issued in substitution for the securities described in clauses (i) and (ii) above in connection with any Recapitalization Event.
     “Equityholder” is defined in the recitals to the Equityholders’ Agreement.
     “Equityholder Group” is defined in Section 8.1(b).
     “Equityholders’ Agreement” means the Equityholders’ Agreement entered into by and among the Company, Sprint, Eagle River, Intel, Google and the Strategic Investors, dated of even date herewith, as amended from time to time.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Exchange Date” is defined in Section 7.9(c).
     “Exchange Notice” is defined in Section 7.9(c).
     “Exchange Rate” is defined in Section 7.9(a).
     “Exchange Transaction” means a transaction described in Section 7.9(a) or Section 7.9(h).
     “Excluded Amounts” is defined in Section 3.2.
     “Excluded Transfer” is defined in Section 8.8(g).
     “Exercisable Rights” is defined in Section 7.6.
     “FCC” means the Federal Communications Commission.
     “Federal Tax Payment” is defined in Section 4.4(a).
     “Filing Date” means the date on which the Certificate was filed with the Delaware Secretary of State.
     “Former Clearwire Asset” means any asset acquired by Clearwire Sub LLC in the Merger that, on execution of this Agreement, was deemed contributed to the LLC by the Company under the Transaction Agreement, and will also include any substituted basis property acquired in exchange for such asset in a nonrecognition transaction covered by Regulations Section 1.704-3(a)(8)(i).
     “Former Sprint Asset” means any asset acquired by the LLC from Sprint (through the Contribution by Sprint to the Company of all of the membership interests in Sprint LLC) under the Transaction Agreement, and will also include any substituted basis property acquired in exchange for such asset in a nonrecognition transaction covered by Regulations Section 1.704-3(a)(8)(i).

     “GAAP” means generally accepted accounting principles, as in effect in the United States of America from time to time.
     “Google” is defined in the recitals.
     “Governmental Authority” means any (i) nation, state, county, city, town, village, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, or other government; (iii) governmental or quasi-governmental authority of any nature; or (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or Taxing power or authority of any nature.
     “Guaranty” means the Parent Agreement attached to the Equityholders’ Agreement as Exhibit E.
     “Hedging Transactions” means engaging in short sales, zero cost collars, equity swaps, prepaid variable forward contracts, or the purchase and sale of puts and calls or other derivative securities, so long as (i) the applicable Equityholder retains beneficial ownership of the Equity Securities underlying such Hedging Transactions within the meaning of Rule 13d-3 of the Exchange Act and (ii) such Hedging Transactions are not permitted to be settled in securities, and are settled solely in cash.
     “Holding Company Exchange” is defined in Section 7.9(h).
     “Holding Company Transfer” is defined in Section 8.12(a).
     “Incapacity” means, with respect to a Managing Member, the dissolution and liquidation of that Person.
     “Incentive Plan” means any equity incentive or similar plan or agreement under which the Company may issue shares of Class A Common Stock or other Equity Securities to existing and former directors, officers, employees and other Persons providing services to the Company and its Subsidiaries from time to time, except to the extent any such arrangement is attributable to Other Business Activities.
     “Indemnified Litigation” is defined in Section 13.1(e) of the Transaction Agreement.
     “Independent Designee” is defined in Section 2.1(a) of the Equityholders’ Agreement.
     “Initial Capital Account” is defined in Section 5.1.
     “Initial Units” means, with respect to an Equityholder Group, the Units acquired by that Equityholder Group on the Effective Date in connection with the transactions contemplated by the Transaction Agreement, subject to adjustment (i) as set forth in Section 4.3 of the Transaction Agreement and (ii) for Recapitalization Events.
     “Interest Notice” is defined in Section 8.8(a).

     “Investor Unit Holding Company” means any entity (other than the Company or any of its Subsidiaries) that (i) is taxable as a corporation for U.S. federal income tax purposes, (ii) holds no material assets other than an equal number of Class B Common Units and shares of Class B Common Stock, (iii) at all times since its existence has held no material assets other than assets transferred to or from the LLC (and earnings thereon) and an equal number of (A) Class B Common Units and (B) either (1) shares of Class B Common Stock or (2) Voting Units, and (iv) has conducted no business or other activities other than those related to its ownership of such Class B Common Units and Class B Common Stock.
     “Intel” is defined in the preamble.
     “Intel Original Units” means the number of Units acquired by Intel on the Effective Date in connection with the transactions contemplated by the Transaction Agreement, subject to adjustment (i) as set forth in Section 4.3 of the Transaction Agreement and (ii) for Recapitalization Events.
     “Intel Restricted Entity” means any of the following (including any Controlled Affiliate of the following and any successor to any of the following or any of their respective Controlled Affiliates): Vodafone Group, NTT DoCoMo, Inc., AT&T Inc., Verizon Communications Inc. and Verizon Wireless.
     “Law” means any applicable foreign or domestic, federal, state or local, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or requirement of any Governmental Authority or any arbitration tribunal.
     “Liquidation Agent” is defined in Section 9.3.
     “LLC” is defined in the preamble.
     “LLC Minimum Gain” has the meaning given to the term “partnership minimum gain” in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).
     “Lock-up Period” is defined in Section 7.9(a).
     “Managing Member” means the Company or any successor Managing Member admitted to the LLC in accordance with the terms of this Agreement, in its capacity as Managing Member of the LLC.
     “Member” means, at any time, each person listed as a Member (including the Managing Member) on the books and records of the LLC, in each case for so long as he, she or it remains a Member as provided under this Agreement; provided that each Assignee shall be deemed to be a “Member” for all purposes of the Designated Provisions (defined below), including to the extent that the defined term “Member” is used in another defined term (e.g., “Percentage Interest”) that appears in any of the Designated Provisions. As used in this definition, “Designated Provisions” means the following provisions of this Agreement: Article IV; Article V (other than Section 5.2(e)(ii), the last two paragraphs of Section 5.2(e) and except to the extent required by Law, Section 5.11); Section 7.5(e); Section 7.5(f) and Section 9.3.
     “Member Nonrecourse Debt Minimum Gain” means “partner nonrecourse debt minimum gain” as defined in Regulations Section 1.704-2(i)(2).

     “Member Nonrecourse Deductions” has the meaning ascribed to the term “partner nonrecourse deductions” in Regulations Section 1.704-2(i)(2).
     “Merger” is defined in the recitals.
     “NASDAQ” means The NASDAQ Stock Market, LLC or other stock exchange or securities market on which the Common Stock is at any time listed or quoted.
     “Neutral Accountants” means the accounting firm designated by unanimous agreement of the Company, Sprint and the Strategic Investor Representative.
     “New Units” is defined in Section 7.10(d).
     “New Units Notice Period” is defined in Section 7.10(b).
     “Nonrecourse Alternative Financing” is defined in Section 5.2(e).
     “Nonrecourse Deductions” is defined in Regulations Section 1.704-2(b). The amount of Nonrecourse Deductions of the LLC for a Taxable Year equals the net increase, if any, in the amount of LLC Minimum Gain of the LLC during that Taxable Year, determined according to the provisions of Regulations Section 1.704-2(c).
     “Non-Selling Member” is defined in Section 8.8(a).
     “Non-Voting Units” are Units that have no right to vote on any matter reserved for the Members’ approval, consent or consideration.
     “Notice of Issuance” is defined in Section 7.10(b).
     “Original Operating Agreement” is defined in the preamble.
     “Original Units” means, as applicable, any or all of the Sprint Original Units, the Strategic Investor Original Units or the Intel Original Units.
     “Other Business Activities” means business activities of the Company that are (a) approved by the Company Board in accordance with Section 2.6(b)(iii) of the Equityholders’ Agreement and (b) not conducted by or through the LLC or its Subsidiaries.
     “Par Value” means, with respect to shares of Class A Common Stock and Class B Common Stock, $0.0001 per share, as adjusted for Recapitalization Events.
     “Parent” means, with respect to Sprint, Sprint Nextel Corporation; with respect to Intel, Intel Corporation; with respect to Comcast, Comcast Corporation; with respect to TWC, Time Warner Cable Inc.; and with respect to BHN, Advance/Newhouse Partnership and, except for purposes of Section 11.1, Bright House Networks, LLC; and, in each case, any successor thereto; provided that if any Equityholder effects a Spin-Off Transaction, following such Spin-Off Transaction the Parent of the Person owning the Equity Securities and Units that have been spun off will be deemed to be the Spin-Off Entity.
     “Partially Adjusted Capital Account Balance” means, with respect to any Member, the balance in the Member’s Capital Account after crediting the Capital Account of such Member with its share of LLC Minimum Gain, Member Nonrecourse Debt Minimum Gain and any amount which the Member would be required to restore under this Agreement or otherwise.

     “Partnership Subsidiary” means any entity taxable as a partnership for U.S. federal income tax purposes
     (i) in which the LLC holds an ownership interest and
     (ii) that is considered an Affiliate of the LLC.
     “Percentage Interest” means, with respect to any Member at a specified time, the quotient obtained by dividing the number of Non-Voting Units owned by that Member at such time by the number of Non-Voting Units owned by all Members at such time.
     “Permitted Designee” means, with respect to any Member a direct or indirect wholly owned Subsidiary of the Parent of such Member.
     “Permitted Transferee” means, (i) with respect to any Member, the Parent of such Member or a direct or indirect wholly owned Subsidiary of the Parent of such Member, (ii) in the case of any Member that is a member of the Strategic Investor Group, another member of the Strategic Investor Group and (iii) in the case of Eagle River, any of the members of Eagle River. Notwithstanding the foregoing, a Permitted Transferee of the Spinning Entity or any of its direct or indirect wholly owned Subsidiaries will not cease to qualify as a Permitted Transferee as a result of a Spin-Off Transaction for so long as it remains a direct or indirect wholly-owned Subsidiary of the Spin-Off Entity.
   “Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, estate, unincorporated organization, government or any agency or political subdivisions thereof.
     “Potential Distributee” is defined in Section 4.4(a).
     “Preemptive Right Pro Rata Share” is defined in Section 7.10(a).
     “Preexisting Holder” is defined in Section 8.1(a).
     “Principal Member” means, at any given time, whichever of Sprint, the Strategic Investor Group or Intel holds, together with its Permitted Transferees and Permitted Designees, the largest Percentage Interest; provided that in no event shall any Member be deemed the Principal Member if it (together with its Permitted Transferees and Permitted Designees) holds a Percentage Interest of less than 26%.
     “Profits” and “Losses” means, for each Taxable Year or other period, an amount equal to the LLC’s taxable income or loss for that year or period, determined in accordance with Code Section 703(a) and for this purpose, all items of income, gain, loss or deduction required to be stated separately under Code Section 703(a)(1) will be included in taxable income or loss, with the following adjustments:
     (iv) any income of the LLC that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Profits and Losses under this definition will be added;

     (v) any items of expenditure of the LLC described in Code Section 705(a)(2)(B) or items of expenditure treated as Code Section 705(a)(2)(B) expenditures under Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses under this definition, will be subtracted;
     (vi) if the Carrying Value of any property is adjusted under clause (b)(i), (b)(ii), or (b)(iii) of that definition, the amount of the adjustment will be taken into account as gain or loss from the disposition of the property for purposes of computing Profits or Losses;
     (vii) gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for U.S. federal income tax purposes will be computed by reference to the Carrying Value of the property disposed of, notwithstanding that the adjusted Tax basis of the property differs from its Carrying Value;
     (viii) to the extent an adjustment to the adjusted Tax basis of any LLC asset under Code Section 734(b) or Code Section 743(b) is required under Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the LLC, the amount of the adjustment will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and will be taken into account for purposes of computing Profits or Losses; and
     (ix) if the Carrying Value of any asset differs from its adjusted Tax basis for U.S. federal income tax purposes, the amount of depreciation, amortization or cost recovery deductions with respect to that asset for purposes of determining Profits and Losses will be an amount that bears the same ratio to the Carrying Value as the U.S. federal income Tax depreciation, amortization or other cost recovery deductions bears to the adjusted Tax basis (except that if the U.S. federal income Tax depreciation, amortization or other cost recovery deduction is zero, the Managing Member may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Profits and Losses).
     Notwithstanding any other provision of this definition, any items that are specially allocated under Sections 5.4(b), 5.5 and 5.6 will not be taken into account in computing Profits or Losses.
     “Proposed Transferee” is defined in Section 8.9(a).
     “Reasonable Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously and as reasonably as possible.
     “Recapitalization Event” means a split, reverse split, combination, reclassification, recapitalization, dividend, in each case of stock or Units, or similar transaction.
     “Recourse Alternative Financing” is defined in Section 5.2(e).
     “Register” is defined in Section 5.1.

     “Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as the Regulations may be amended (including corresponding provisions of succeeding regulations).
     “Regulatory Allocations” is defined in Section 5.6.
     “Representatives” is defined in Section 11.6(b).
     “Response Notice” is defined in Section 8.8(b).
     “Restricted Entity” means, collectively, the Intel Restricted Entities, the Strategic Investor Restricted Entities and the Sprint Restricted Entities.
     “Reverse 704(c) Layer” is defined in Section 5.8(b).
     “Sale Units” is defined in Section 8.9(a).
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Selling Member” is defined in Section 8.8(a).
     “Significant BIG Disposition” is defined in Section 5.11(g).
     “Specified Financing” is defined in Section 5.2(e).
     “Specified Percentage” means a percentage equal to 50% of the Percentage Interest of Sprint as of the Adjustment Date.
     “Spinning Entity” is defined in the definition of “Spin-Off Transaction.”
     “Spin-Off Entity” is defined in the definition of “Spin-Off Transaction.”
     “Spin-Off Transaction” means any pro rata transfer by a Parent (such Parent, a “Spinning Entity”) to its stockholders in a spin-off or similar transaction of all of the capital stock of a Permitted Transferee of such Spinning Entity owning directly or indirectly all of the Equity Securities and Units beneficially owned by such Spinning Entity and its Affiliates (the “Spin-Off Entity”) that qualifies as a tax-free spin-off under Section 355(c) of the Code; provided that in order to be treated as a Spin-Off Transaction the Spin-Off Entity must,
     (a) if the Parent of Sprint is the Spinning Entity, also own directly or indirectly all or substantially all of the wireless, voice and data services business conducted by Sprint and its Controlled Affiliates using CDMA technology over 1.9 GHz PCS spectrum (or successor or operational or functional equivalent),
     (b) if the Parent of Comcast, TWC or BHN is the Spinning Entity, also own directly or indirectly all or substantially all of its and its Controlled Affiliates’ cable division or business (or successor or operational or functional equivalent), or
     (c) if the Parent of Intel is the Spinning Entity, also own directly or indirectly all or substantially all of the business comprising the mobility group of Intel and its Controlled Affiliates as of the date of the Transaction Agreement (or successor or operational or functional equivalent).

     “Sprint” is defined in the preamble.
     “Sprint Gain Transaction” is defined in Section 4.4(b).
     “Sprint LLC” is defined in the recitals.
     “Sprint Original Units” means the number of Units acquired by Sprint on the Effective Date in connection with the transactions contemplated by the Transaction Agreement, subject to adjustment for Recapitalization Events.
     “Sprint Pre-Closing Financing” is defined in Section 1.2 of the Transaction Agreement.
     “Sprint Remedial Assets” is defined in Section 5.8(a).
     “Sprint Restricted Entity” means any of the following (including any Controlled Affiliate of the following and any successor to any of the following or any of their Controlled Affiliates): AT&T Inc., Verizon Communications Inc., and Verizon Wireless.
     “Sprint Tax Loan” is defined in Section 4.4(b).
     “Sprint Traditional Assets” is defined in Section 5.8(a).
     “Sprint Unit Holding Company” means any entity (other than the Company or any of its Subsidiaries) that (i) is taxable as a corporation for U.S. federal income tax purposes, (ii) holds no material assets other than an equal number of Class B Common Units and shares of Class B Common Stock, (iii) at all times since its existence has held no material assets other than interests in Sprint, assets transferred to or from the LLC (and earnings thereon), and an equal number of Class B Common Units and shares of Class B Common Stock and (iv) has conducted no business or other activities other than those related to its ownership of such Class B Common Units and shares of Class B Common Stock and interests in Sprint.
     “State Tax Payment” is defined in Section 4.4(a).
     “Strategic Investor Agreement” means that certain Strategic Investor Agreement entered into among the Strategic Investors and Google as of the date hereof, as amended from time to time.
     “Strategic Investor Group” means, collectively, (i) each Strategic Investor and (ii) each Permitted Transferee and Permitted Designee of a Strategic Investor.
     “Strategic Investor Original Units” means the number of Units acquired by the Strategic Investor Group on the Effective Date in connection with the transactions contemplated by the Transaction Agreement, subject to adjustment (i) as set forth in Section 4.3 of the Transaction Agreement and (ii) for Recapitalization Events.
     “Strategic Investor Representative” means the representative of the Strategic Investor Group that is appointed in accordance with the terms of the Strategic Investor Agreement to take all actions designated herein to be performed by the Strategic Investor Group, as a group, in accordance with the terms set forth in the Strategic Investor Agreement. The initial Strategic Investor Representative shall be Comcast Corporation unless and until Comcast Corporation is removed or resigns in accordance with the terms of the Strategic Investor Agreement.

     “Strategic Investor Restricted Entity” means any of the following (including any Controlled Affiliate of the following and any successor to any of the following or any of their Controlled Affiliates): AT&T Inc., Verizon Communications Inc., Verizon Wireless, DirectTV, Inc., Echostar Communications Corporation and Microsoft Corporation.
     “Strategic Investors” is defined in the preamble.
     “Subsidiary” means, with respect to any entity,
     (i) any corporation of which a majority of the securities entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned by such entity, either directly or indirectly, and
     (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which such entity is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner or managing member.
     “Subject Units” is defined in Section 8.8(a).
     “Tag-Along Members” is defined in Section 8.9(a).
     “Tag-Along Notice” is defined in Section 8.9(a).
     “Tax Matters Member” is defined in Section 5.11(a).
     “Tax” or “Taxes” means any federal, state, local, or foreign taxes, assessment, duties, fees, levies, imposts, deductions, or withholdings, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth, franchise taxes, estimated, withholding, employment, social security, workers compensation, environmental, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer, gains, or other tax or governmental charge of any nature whatsoever, imposed by any taxing authority of any country, and any liabilities with respect thereto, including any penalties, additions to tax, fines or interest thereon and includes any liability for Taxes of another person by contract, as a transferee or successor, under Regulations Section 1.1502-6 or analogous state, local or foreign Law provision or otherwise.
     “Taxable Year” means the calendar year, or such other year as may be required under Code Section 706(d).
     “Transaction Agreement” is defined in the recitals.
     “Transaction Documents” means this Agreement, the Transaction Agreement, the Equityholders’ Agreement, the Registration Rights Agreement, the Guaranty and the Ancillary Agreements.

     “Transfer” (including the terms “Transferring” and “Transferred”) means, directly or indirectly, in one transaction or a series of related transactions, to sell, transfer, assign, or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, or similar disposition of, any Units beneficially owned by a Person or any interest in any Units beneficially owned by a Person (including any arrangement to provide another Person the economic performance of all or any portion of such Units (including by means of any option, swap, forward or other contract or arrangement the value of which is linked in whole or in part to the value of such Units)); provided that a Transfer will not include (i) any Hedging Transaction or (ii) any pledge, encumbrance or hypothecation of any Units incurred or effected in connection with a financing transaction unless and until such Units are Transferred as a result of a foreclosure or similar action, so long as the following conditions are satisfied: (x) in connection with any such pledge, encumbrance or hypothecation, the applicable Member will cause the pledgee or other lienor with respect to such Units to hold such Units subject to this Agreement (including, without limitation, Section 8.8 and 8.9) and (y) without limiting the generality of the foregoing, in the event of a foreclosure or similar action the pledgee or other lienor will be required to comply, and will comply, in all respects with this Agreement (including, without limitation, by giving the notices and taking the other actions required of a “Selling Member” under Section 8.8 and 8.9 prior to any Transfer of such Units. For the avoidance of doubt, each party hereto agrees that a Change of Control of a Parent, or sale or transfer of other securities of a Parent, will not be deemed a Transfer of Units hereunder.
     “Transfer Agent” is defined in Section 7.9(c).
     “Transferee” means any Person to whom any Units are Transferred.
     “Transfer Entities” is defined in Exhibit A to the Transaction Agreement.
     “Transferor” means any Person that Transfers Units.
     “TWC” is defined in the preamble.
     “Unit Holding Company” means any Investor Unit Holding Company or a Sprint Unit Holding Company.
     “Unit Holding Company Stockholder” is defined in Section 7.9(h).
     “Units” means units authorized in accordance with this Agreement, which constitute interests in the LLC as provided in this Agreement and under the Act, entitling the holders thereof to the relative rights, title and interests in the profits, losses, deductions and credits of the LLC at any particular time as set forth in this Agreement, and any and all other benefits to which a holder thereof may be entitled as a Member under this Agreement, together with the obligations of the Member to comply with all terms and provisions of this Agreement.
     “Unit Exchange Rate” is defined in Section 7.9(a).
     “Voting Units” means the Units that entitle the holder to cast one vote for each Unit on all matters reserved for the Members’ approval, consent or consideration under this Agreement or the Act.
     “WiMAX” means the IEEE 802.16e-2005 Wave 2 conforming technology standard, including future evolution thereof (as defined by the WiMAX Forum).

     “WiMAX Forum” means the industry-led, non-profit corporation formed to promote and certify compatibility and interoperability of broadband wireless products using industry standard IEEE 802.16e.
     “Wireless Broadband Business” is defined in Section 2.6(d).
     “Wireless Broadband Network” is defined in the recitals.
     “Withheld Taxes” is defined in Section 5.9(a).
     “Withholding Loan” is defined in Section 5.9(a).

EXHIBIT A
TERMS FOR SPRINT TAX LOANS
Principal Amount: Previously unrecognized Built-In Gain recognized and allocated to Sprint under Code Section 704(c) with respect to a sale or other disposition of Former Sprint Assets by the LLC and its Subsidiaries during the Taxable Year, reduced by any Losses allocable to Sprint for such Taxable Year, multiplied by the then-highest marginal federal and state income Tax rate applicable to a corporate resident of the state in which Sprint’s principal corporate offices are located (taking into account the deductibility of state Taxes for U.S. federal income tax purposes).
Interest Rate: A floating rate equal to the higher of (x) the interest rate for the LLC’s unsecured floating rate indebtedness and (y) the interest rate for Sprint Parent’s unsecured floating rate indebtedness plus 200 basis points.
Interest Payments: Accrued interest shall be payable by Sprint semiannually.
Principal Payments: Principal shall be payable in equal annual installments from the loan date to the later of (a) the 15th anniversary of the Effective Date or (b) the first anniversary of the loan date.
Prepayments; Offset: Sprint may prepay principal and accrued interest at any time. Upon Sprint’s sale or other disposition of Class B Common Units (other than to a Permitted Transferee), a percentage of the outstanding principal and accrued and unpaid interest equal to the number of Class B Common Units sold or otherwise disposed of by Sprint divided by the total number of Class B Common Units held by Sprint on the date of such sale or other disposition, will be mandatorily prepayable. All distributions to Sprint or any Sprint Permitted Transferee from the LLC shall be applied to reduce the outstanding interest due with respect to, and then-principal amount of, such Sprint Tax Loan.
Condition to LLC’s Obligation to Make Sprint Tax Loan: No Bankruptcy (as defined in the Transaction Agreement) of Sprint or Sprint Parent shall exist as of the loan date, unless the loan is approved by the applicable bankruptcy court under Section 364(c) and Section 364(d) of the Bankruptcy Code on a super-priority, administrative claim, and first priority primary lien, basis.
Security: Sprint Parent will be required to provide a guarantee of such Sprint Tax Loan in form and substance reasonably satisfactory to the LLC.

EXHIBIT B
MEMBERS; UNITS1; PERCENTAGE INTERESTS2

		Initial Number of
	Initial	Non-Voting Units	Initial
	Number of	(Identified by	Percentage
Member	Voting Units	Class of Unit)	Interest
Managing Member

Clearwire Corporation	694,404,459	189,404,459 (Class A)	27.28%

Members

Sprint HoldCo, LLC		370,000,000 (Class B)	53.28%

Intel Capital Wireless Investment Corporation 2008A		16,666,666 (Class B)	2.40%

Intel Capital Wireless Investment Corporation 2008B		16,666,667 (Class B)	2.40%

Intel Capital Wireless Investment Corporation 2008C		16,666,667 (Class B)	2.40%

Comcast Wireless Investment I, Inc.		10,500,000 (Class B)	1.51%

Comcast Wireless Investment II, Inc.		10,500,000 (Class B)	1.51%

Comcast Wireless Investment III, Inc.		10,500,000 (Class B)	1.51%

Comcast Wireless Investment IV, Inc.		10,500,000 (Class B)	1.51%

Comcast Wireless Investment V, Inc.		10,500,000 (Class B)	1.51%

TWC Wireless Holdings I LLC		9,166,667 (Class B)	1.32%

TWC Wireless Holdings II LLC		9,166,667 (Class B)	1.32%

TWC Wireless Holdings III LLC		9,166,667 (Class B)	1.32%

BHN Spectrum Investments, LLC		5,000,000 (Class B)	0.72%

[1]	The calculations on this Exhibit reflect the ownership of the outstanding Voting Units and Common Units of Clearwire Communications LLC immediately following the consummation of all of the transactions contemplated in Articles 2, 3 and 4 of the Transaction Agreement, other than the Post-Closing Adjustment pursuant to Section 4.3 of the Transaction Agreement. Pursuant to Section 4.1(b) of the Transaction Agreement, Intel 1, Intel 2, Intel 3, Comcast I, Comcast II, Comcast III, Comcast IV, Comcast V, TWC I, TWC II, TWC III and BHN each were issued a number of Voting Units in the LLC equal to the number of Class B Common Units set forth opposite such Member’s name on this Exhibit B. Pursuant to Section 4.1(c) of the Transaction Agreement, each of those Members has contributed to the Company such Member’s Voting Units in consideration for the Company’s issuance to such Member of an equal number of shares of Class B Common Stock.

[2]	The calculations on this Exhibit are based on the number of outstanding shares of Clearwire Corporation on Oct. 31, 2008. The Exhibit will need to be updated to reflect the actual number of shares of Clearwire Common Stock outstanding on the business day immediately prior to Closing and the corresponding adjustments to the Voting and Class A Common Units held by Clearwire Corporation and to each Member’s Percentage Interest in Clearwire Communications.

B-1

EXHIBIT C
INITIAL CAPITAL ACCOUNT BALANCES12

Member(s)	Capital Account Balance
Clearwire Corporation	$3,788,139,680

Sprint HoldCo, LLC	$7,399,963,000

Intel Capital Wireless Investment Corporation 2008A	$333,331,653

Intel Capital Wireless Investment Corporation 2008B	$333,331,673

Intel Capital Wireless Investment Corporation 2008C	$333,331,673

Comcast Wireless Investment I, Inc.	$209,998,950

Comcast Wireless Investment II, Inc.	$209,998,950

Comcast Wireless Investment III, Inc.	$209,998,950

Comcast Wireless Investment IV, Inc.	$209,998,950

Comcast Wireless Investment V, Inc.	$209,998,950

TWC Wireless Holdings I LLC	$183,332,403

TWC Wireless Holdings II LLC	$183,332,423

TWC Wireless Holdings III LLC	$183,332,423

BHN Spectrum Investments, LLC	$99,999,500

[1]	The calculations on this Exhibit reflect the initial Capital Account balances of the Members immediately following the consummation of all the transactions contemplated in Articles 2, 3 and 4 of the Transaction Agreement, other than the Post-Closing Adjustment pursuant to Section 4.3 of the Transaction Agreement and the corresponding adjustments to Capital Account balances of Clearwire Corporation and Sprint HoldCo, LLC pursuant to Section 5.1 of this Agreement. Pursuant to Section 4.1(b) of the Transaction Agreement, Intel 1, Intel 2, Intel 3, Comcast I, Comcast II, Comcast III, Comcast IV, Comcast V, TWC I, TWC II, TWC III and BHN each were issued a number of Voting Units in the LLC equal to the number of Class B Common Units set forth opposite such Member’s name on this Exhibit B. Pursuant to Section 4.1(c) of the Transaction Agreement, each of those Members has contributed to the Company such Member’s Voting Units in consideration for the Company’s issuance to such Member of an equal number of shares of Class B Common Stock. The difference between the amount of capital contributed by each such Member to the LLC pursuant to Section 4.1(a) of the Transaction Agreement and the Capital Account balance set forth opposite such Member’s name on this Exhibit C represents the portion of the Member’s initial Capital Account balance in the LLC that was attributable to the transferred Voting Units.

[2]	The calculations on this Exhibit are based on the number of outstanding shares of Clearwire Corporation on Oct. 31, 2008. The Exhibit will need to be updated to reflect the actual number of shares of Clearwire Common Stock outstanding on the business day immediately prior to Closing and the corresponding change in the initial Capital Account balance of Clearwire Corporation.

C-1

EXHIBIT D
Assignment and Assumption Agreement
(Permitted Transferees and Permitted Designees)
     This Assignment and Assumption Agreement (this “Assignment and Assumption Agreement”) is made as of the date written below by the undersigned (the “[Transferee/Designee]”) in accordance with the Amended and Restated Operating Agreement of Clearwire Communications LLC dated as of                     , 2008 (as amended from time to time, the “Operating Agreement”) among                     . Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Operating Agreement.
     The [Transferee/Designee] hereby acknowledges, agrees and confirms that, by its execution of this Assignment and Assumption Agreement, and upon consummation of the acquisition or Transfer, as applicable, of Units, the [Transferee/Designee] will be a Member and will be subject to all rights and obligations of a Member owning the acquired Units or the Transferor Member, as applicable, under the Operating Agreement. The [Transferee/Designee] hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Operating Agreement.
     IN WITNESS WHEREOF, the undersigned has executed this Assignment and Assumption Agreement as of the date written below.
Date:                      ___, ______

[TRANSFEREE/DESIGNEE]
By:
Name:
Title:

Address for Notices:

D-1

EXHIBIT E
Form of Assignee Agreement
     Under the Amended and Restated Operating Agreement of Clearwire Communications LLC, dated as of                     , 2008 (the “Operating Agreement”), by and between                     , the undersigned agrees that, having acquired Units from                      (the “Transferor”) as permitted by the terms of the Operating Agreement, the undersigned will comply with, and assumes the obligations of the Transferor under, Sections 7.4(c), 7.4(d), 8.1 and 8.3 of the Operating Agreement with respect to the Transferred Units. The undersigned represents that at least one of the following statements is true and will continue to be true throughout the period during which the undersigned holds Units:
     (a) The undersigned is not a partnership, grantor trust or S corporation (as determined for U.S. federal income tax purposes) (any such entity being referred to herein as a “Flow-Through Entity”);
     (b) The undersigned is a Flow-Through Entity and, with regard to each Beneficial Owner (as defined below) of the undersigned, a principal purpose for the establishment of the undersigned or use of the undersigned to own the Units does not include avoidance of the 100-partner limitation set forth in Treasury Regulation Section 1.7704-1(h)(1)(ii). For purposes of this Agreement, the term “Beneficial Owner” shall mean, with respect to the undersigned, any person that holds an equity interest in the undersigned, either directly or indirectly through a nominee, agent and/or through one or more entities that are Flow-Through Entities; or
     (c) The undersigned is a Flow-Through Entity and, with regard to each Beneficial Owner, not more than 50 percent of the value of such Beneficial Owner’s interest in any Flow-Through Entity is attributable to such Flow-Through Entity’s direct or indirect interest in the LLC.
     Capitalized terms used but not defined in this Agreement have the meanings assigned to them in the Operating Agreement.
Listed below is information regarding the Units:
Number and Class of Units

E-1

     IN WITNESS WHEREOF, the undersigned has executed this Assignee Agreement as of                      ___, 20___.

[NAME OF ASSIGNEE]

Name:
Title:
     Acknowledged by:

E-2

EXHIBIT F
Equityholder Groups’ Maximum Number of Holders

Equityholder Group’s Maximum
Equityholder Group	Number of Holders
Sprint	36
Intel	15
Comcast	15
TWC	10
BHN	2
Eagle River	3
Managing Member	9

F-1